As filed with the Securities and Exchange Commission on April 29, 2021

Registration No. [*]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSPYR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

2834

(Primary Standard Industrial

20-0438951

(I.R.S. Employer Identification No.)

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

FAX (805) 553-9783

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Agent for Service:

Cogency Global, Inc.

850 New Burton Road, Suite 201

Dover, DE 19904

(800) 483-1140

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Raul Silvestre

Silvestre Law Group, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

From time to time after this registration statement becomes effective.

Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities act. ☐

CALCULATION OF REGISTRATION FEES

	Amount		Proposed Maximum		Proposed Maximum
Title of Each Class of	to be		Offering Price		Aggregate	Amount of
Securities to be Registered	Registered(1)		Per Share		Offering Price	Registration Fee
Senior Convertible Debenture, Common Stock underlying Senior Convertible Debenture, par value $0.0001	41,135,336	(2)	$0.33	(3)	$13,574,660.63	$1,481
Total	41,135,336				$13,574,660.63	$1,481

(1)	Pursuant to SEC Rule 416, also covers additional common shares that may be offered to prevent dilution as a result of stock splits or stock dividends.
(2)	Number of shares is based on a bona fide estimate based on 85% the volume weighted adjusted price of the Senior Convertible Debentures calculated on March 31, 2021. 85% of the volume weighted adjusted price was $0.012155.
(3)	Fee based on maximum conversion price applicable to the common shares issuable upon the conversion of the Senior Convertible Debenture in accordance with rule 457(i).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED APRIL 29, 2021

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

41,135,336 Shares

Common Stock

This prospectus relates to the resale of 41,135,336 shares of our common stock, by the selling stockholder(s) identified in the selling stockholders tables beginning on page 15 of this prospectus (“Selling Stockholder(s)”). We will not receive any proceeds from the sale of these shares by the Selling Stockholders.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions or in any other manner as described in the “Plan of Distribution” section of this prospectus. Information regarding the Selling Stockholders is provided under the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the Pink Sheets of the OTC Markets Group Inc., under the symbol “NSPX”. On April 26, 2021, the closing price of our common stock was $0.0116 per share.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at 2629 Townsgate Road #215, Westlake Village, California 91362, telephone number 818-597-7552.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 2 of this prospectus before investing in our common stock.

The date of this prospectus is _______, 2021

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

ADVISEMENT

We urge you to read this entire prospectus carefully, including the” Risk Factors” section and the financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) as well all subsequent reports we file with the SEC.   As used in this prospectus, unless the context otherwise requires, the words “we,” “us,” “our,” “the Company,” “Inspyr” and “Registrant” refer to Inspyr Therapeutics, Inc. Also, any reference to “common stock” or “common shares” refers to our $0.0001 par value common stock. Also, any reference to “preferred stock” or “preferred shares” refers to our $0.0001 par value Series A preferred stock, our $0.0001 par value series B preferred stock our $0.0001 par value Series C preferred stock, our $0.0001 Series D preferred stock, our $0.0001 series E preferred stock, and our $0.0001 Series F Preferred Stock. The information contained herein is current as of the date of this prospectus, unless another date is specified. All references to common stock, share and per share amounts have been retroactively restated to reflect the 1:30 reverse stock split that became effective on June 26, 2020 as if it had taken place as of the beginning of the earliest period presented.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expense levels, business prospects and positioning with respect to the market for our proposed products, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations), express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this Prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors which are outside our control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, our ability to:

●	continue to increase our corporate operations;

●	attract, build and retain a senior management team;

●	manage our business given continuing operating losses and negative cash flows;

●	obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans;

●	build the infrastructure necessary to support the growth of our business;

●	manage competitive factors and developments beyond our control;

●	manage scientific and medical developments which may be beyond our control;

●	manage the governmental regulation of our business including state, federal and international laws;

●	maintain and protect our intellectual property;

●	obtain patents based on our current and/or future patent applications;

●	obtain and maintain other rights to technology required or desirable to conduct or expand our business;

●	achieve any potential strategic benefits of licensing transactions, collaborations, acquisitions, or in-licensing of new technologies, if any;

●	successfully integrate the assets previously licensed to Ridgeway Therapeutics, Inc. pursuant to the termination of such license in October 2020; and

●	manage any other factors discussed in the “Risk Factors” section, and elsewhere in this Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws. The risks discussed in this Prospectus should be considered in evaluating our business and future prospects.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus in evaluating our common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Related to our Financial Position and Need to Raise Additional Capital

We were forced to curtail our operations due to a lack of operating capital and we will not be able to continue as a going concern if we do not obtain additional financing.

Since our inception, we have funded our operations through the sale of our securities. Our cash balances at December 31, 2020 were approximately $404,000. Despite raising $500,000 in gross proceeds through the sale of convertible debentures in January 2021, our ability to continue as a going concern is still wholly dependent upon obtaining sufficient capital to fund our operations. We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure capital in the past, we cannot assure you that we will be able to secure additional capital through financing transactions, including issuance of debt, or through other means such as the licensing of our technology or grants. In the event that we are not able to secure additional funding, we may be forced to curtail operations, delay or stop ongoing clinical trials, cease operations altogether or file for bankruptcy.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2020 consolidated financial statements expressed an opinion that our capital resources as of the date of their audit report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Risks Relating to Our Stage of Development and Business

If we are unable to successfully build a new management team and secure additional members and employees, our business could be harmed.

On July 15, 2019, Christopher Lowe, our chief executive officer, president and principal accounting officer resigned. In February 2018, Ronald Shazer, MD, resigned as our chief medical officer. Effective July 26, 2019, we appointed Michael Cain as our interim Chief Executive Officer and Chief Financial Officer. We will need to continue to augment senior management as well as engage additional personnel to execute our business plan and grow our business. Our success depends largely on the development and execution of our business strategy by our senior management team. The recent transitions in our executive team may be disruptive to our business, and if we are unable to manage an orderly transition, our business may be adversely affected. Additionally, since our management team consists of only one individual, Mr. Cain, the loss of Mr. Cain would likely harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms, if at all. Additionally, we cannot assure you that management will succeed in working together as a team. In the event that we are unsuccessful, our business and prospects could be harmed.

We are an early-stage company, have no product revenues, are not profitable and may never be profitable.

From inception through December 31, 2020, we have raised approximately $38.1 million through the sale of our securities and exercise of outstanding warrants. During this same period, we have recorded an accumulated deficit of approximately $67 million. Our net losses for the two most recent fiscal years ended December 31, 2020 and 2019 were $6,295,000 and $934,000, respectively. Our increase in net losses is primarily the result of a loss from the change in fair value of our derivative instruments and the cost attributable to the termination of our license with Ridgeway Therapeutic, Inc., partially offset by an increase in gains from conversion of debt and a decrease in interest expense. None of our products in development have received approval from the United States Food and Drug Administration or FDA, or other regulatory authorities; we have no sales and have never generated revenues nor do we expect to for the foreseeable future. We have currently curtailed our pre-clinical and clinical trials related to mipsagargin and are currently focusing our efforts on the development of our adenosine receptor modulators. We expect to incur significant operating losses for the foreseeable future as we continue the research, pre-clinical and clinical development of our product candidates as well as the possible in-licensing of additional clinical and pre-clinical assets. Accordingly, we will need additional capital to fund our continuing operations and any expansion plans. Since we do not generate any revenue, the most likely sources of such additional capital include the sale of our securities, a strategic licensing collaboration transaction or joint venture involving the rights to one or more of our product candidates, or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders are likely to experience dilution with regard to their percentage ownership of the company, which may be significant. If we raise additional funds through collaborations or licensing arrangements, we may be required to relinquish some or all the rights to our technologies, product candidates, or grant licenses on terms that are not favorable to us. If we raise additional capital by incurring debt, we could incur significant interest expense and become subject to covenants that could affect the manner in which we conduct our business, including securing such debt obligations with our assets.

Our product candidates are at various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval to market and sell such products. We will need to devote significantly more research and development efforts, financial resources and personnel to develop commercially viable products and obtain regulatory approvals. We may encounter hurdles and unexpected issues as we proceed in the development of our other product candidates. While initial data from our research appear promising, the outcome of the pre-clinical and development work is uncertain and future trials may ultimately be unsuccessful. If we fail to develop and successfully commercialize our product candidates, our business may be materially harmed and could fail.

We have a limited operating history as a company and may not be able to effectively operate our business.

Our limited staff and operating history mean that there is a high degree of uncertainty regarding our ability to:

●	develop and commercialize our technologies and proposed products;

●	obtain regulatory approval to commence the marketing of our products;

●	identify, hire and retain the needed personnel to implement our business plan;

●	manage growth;

●	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed; or

●	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive any revenues from our proposed product candidates.

We rely on technologies that we may not be able to commercially develop, which will prevent us from generating revenues, operating profitably or providing investors any return on their investment.

We have refocused our development on our adenosine receptor modulator technologies and our ability to generate revenue and operate profitably will depend on us being able to develop these technologies for human applications. We cannot guarantee that the results obtained in clinical evaluation of our therapies will be sufficient to warrant approval by the FDA for clinical use. Even if our therapies are approved for use by the FDA, there is no guarantee that they will exhibit an enhanced efficacy relative to competing products such that they will be adopted by the medical community. Without significant adoption by the medical community our product candidates will have limited commercial potential which will likely result in the loss of your entire investment.

Inability to complete pre-clinical and clinical testing and trials will impair the viability of the Company.

We are in the development stage and have not yet applied for approval by the FDA to conduct clinical trials. Even if we successfully file an IND application and receive clearance from the FDA to commence trials, the outcome of pre-clinical, clinical and product testing of our product candidates is uncertain, and if we are unable to satisfactorily complete such testing, or if such testing yields unsatisfactory results, we will be unable to commercially produce our proposed products. Before obtaining regulatory approvals for the commercial sale of any potential human products, our product candidates will be subjected to extensive pre-clinical and clinical testing to demonstrate their safety and efficacy in humans. No assurances can be given that the clinical trials of our product candidates, or those of licensees or collaborators, will demonstrate the safety and efficacy of such product candidates at all, or to the extent necessary to obtain appropriate regulatory approvals, or that the testing of such product candidates will be completed in a timely manner, if at all, or without significant increases in costs, program delays or both, all of which could harm our ability to generate revenues. In addition, our product candidates may not prove to be more effective for treating disease than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our product candidates. Many companies involved in biotechnology research and development have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and could harm our ability to generate revenues, operate profitably or produce any return on an investment in our company.

Raising capital may be difficult as a result of our history of losses and limited operating history in our current stage of development.

When making investment decisions, investors typically look at a company’s management, earnings and historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our history of losses, new senior management team and relatively limited operating history in our current stage of development makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

The COVID-19 pandemic, or other epidemic and pandemic diseases or governmental or other actions taken in response to them, could significantly disrupt our business.

Outbreaks of epidemic, pandemic or contagious diseases, such as the recent SARS-CoV-2 virus, or coronavirus, which causes coronavirus disease 2019, or COVID-19, or, historically, the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome or the H1N1 virus, could significantly disrupt our business. These outbreaks pose the risk that we or our employees, contractors, and other partners may be prevented from conducting business activities for an indefinite period of time due to spread of the disease within these groups, or due to restrictions that may be requested or mandated by governmental authorities. Business disruptions could include disruptions or restrictions on our ability to travel, as well as temporary closures of all or part of our facilities and the facilities of our partners. As the COVID-19 pandemic rapidly evolves and spreads, both across the United States and through much of the world, we continue to actively monitor the impact that COVID-19 is having and may have on our business.

As a result of the COVID-19 pandemic, many states and counties have issued and may in the future issue orders for all residents to remain at home, except as needed for essential activities, and have placed restrictions on the scope and conduct of business activities. We have taken steps to ensure the safety of our patients and employees and consultants, while working to ensure the sustainability of our business operations as this unprecedented situation continues to evolve.

In addition, a significant outbreak of epidemic, pandemic or contagious diseases in the human population, such as the global COVID-19 pandemic, could result in a widespread health crisis and adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our current or future products.

While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a continuing widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect the value of our common stock.

Business or economic disruptions or global health concerns could seriously harm our development efforts and increase our costs and expenses.

Broad-based business or economic disruptions could adversely affect our ongoing or planned research and development activities. For example, in November 2019 an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread around the world, including to the United States. To date, this outbreak has already resulted in extended shutdowns of many businesses around the world, including in the United States. Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which we or the third parties with whom we engage operate. We cannot presently predict the scope, severity and longevity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage or plan to engage, including the suppliers, clinical trial sites, regulators and other third parties with whom we conduct business or plan to conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. It is also possible that global health concerns such as this one could disproportionately impact the hospitals and clinical sites in which we conduct or plan to conduct any of our clinical trials, which could have a material adverse effect on our business and our results of operation and financial condition.

Risks Related to Commercialization

The market for our proposed products is rapidly changing and competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change and innovation. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company, our resources are limited, and we may experience challenges inherent in the early development of novel therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop therapies that are safer, more effective and less costly than our proposed products and therefore, present a serious competitive threat to us.

The acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of other competing therapies may limit the potential for our proposed products, even if commercialized.

Our proposed products may not be accepted by the healthcare community.

Our proposed products, if approved for marketing, may not achieve market acceptance by the healthcare community since hospitals, physicians, patients, or the medical community in general may decide not to utilize them. We are attempting to develop products that are likely to be first approved for marketing as a treatment for late-stage cancer where there is no truly effective standard of care. If approved for use in late-stage cancer, our proposed products might then be evaluated in earlier stages where they could represent a substantial departure from established treatment methods and would most likely compete with a number of more conventional drugs and therapies which are manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of our proposed products for us to predict our major competitors. The degree of market acceptance of our products, if developed, will depend on a number of factors, including but not limited to:

●	our ability to demonstrate the clinical efficacy and safety of our proposed products to the medical community;

●	our ability to create products that are superior to alternative products;

●	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

●	the reimbursement policies of government and third-party payors.

If the healthcare community does not accept our products, our business could be materially harmed.

Our potential competitors in the biotechnology and pharmaceutical industries have significantly greater resources than we have.

We compete against numerous companies, many of which have substantially greater resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies that may compete with us have substantially greater financial, research, manufacturing and marketing resources than we do. As a result, such competitors may find it easier to compete in our industry and bring competing products to market.

Risks Related to the Development and Manufacturing of Our Product Candidates

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our proposed products.

We currently have no internal manufacturing capability and intend to rely exclusively on FDA-approved licensees, strategic partners or third-party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, the failure of any of our third-party FDA regulated manufactures or suppliers to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development plans. Should we be forced to manufacture our proposed products, we cannot give any assurance that we would be able to develop internal manufacturing capabilities or secure third-party suppliers for raw materials. In the event that we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event could materially impact our business prospects and could delay the development of our proposed products. Moreover, we cannot give any assurance that the contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost-effective manner or in accordance with applicable regulatory requirements or our own specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize our product candidates.

As needed, we plan to rely heavily on third party collaborators, partners, licensees, clinical research organizations, clinical investigators, vendors or other third parties to support our research and development efforts and to conduct clinical trials for our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for, or maintain relationships with, these third parties on a commercially reasonable basis, if at all. Additionally, to commercialize our proposed products, we intend to rely on third party licensees or the outright sale of our proposed products to pharmaceutical partner(s). If we fail to establish or maintain such third-party relationships as anticipated, our business could be adversely affected.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend and plan to depend upon independent contract research organizations, investigators, and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical studies. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These third parties may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

Our therapeutic compounds may not be able to be manufactured profitably on a large enough scale to support commercialization.

To date, our therapeutic compounds have only been manufactured at a scale which is adequate to supply our research activities and early-stage clinical trials. There can be no assurance that the procedures currently used to manufacture our therapeutic compounds will work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient quantities for commercialization, our future prospects could be significantly impacted, and our financial prospects would be materially harmed.

Risks Relating to our Intellectual Property

Our competitive position is dependent on our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses would survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our intellectual property may be infringing upon existing patents that we are not currently unaware of. As the number of participants in the marketplace grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive, and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court might decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court could refuse to stop the other party on the ground that such other party’s activities do not infringe on our rights contained in these patents.

Furthermore, a third party may claim that we are using inventions covered by their patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could materially increase our operating expenses and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court would order us to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies.

If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the capital necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may not be able to adequately protect our intellectual property.

We rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others do not develop the same or similar technologies on their own. Additionally, research with regard to our technologies has been performed in countries outside of the United States, and we also anticipate conducting joint ventures, collaborations and future clinical trials outside the US. The laws in some of these countries may not provide protection for our trade secrets and intellectual property. We have taken steps, including entering into confidentiality agreements with our employees, consultants, service providers, and potential strategic partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us are our property. However, these agreements may not be honored, including in foreign countries in which we conduct research, and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we may employ and hire individuals and/or entities who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these individuals, entities or that we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Relating to Marketing Approval and Government Regulations

Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval of our proposed products by the FDA.

The design of our potential clinical trials will be based on many assumptions about the expected effect of our product candidates and if those assumptions are incorrect, our potential clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that may be obtained from later trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. While data from our completed trials appear promising, the outcome of the current trials is uncertain, and these trials or future trials may ultimately be unsuccessful. Our clinical trials may among other things, not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through expensive, lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our proposed products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our proposed products will require governmental approval before they can be commercialized. Our failure to receive the regulatory approvals in the United States or foreign countries will materially impact our business.

Our proposed products may not have favorable results in clinical trials or receive regulatory approval.

Encouraging results from our studies to date should not be relied upon as evidence that our planned pre-clinical and clinical trials will ultimately be successful, or our products approved for marketing. Even though the results of our studies to date may seem promising in certain respects, we will be required to demonstrate through further pre-clinical and clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we could experience potentially significant delays in, or be required to abandon, development of that product candidate. While initial data from our preliminary studies appear promising, the outcome of any clinical trials is uncertain and such trials or future trials may ultimately be unsuccessful.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited, and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products depends in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time, we cannot predict the precise impact that recently adopted or future laws will have on these reimbursement levels.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, would be expected to materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer. Accordingly, we are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event that we become an accelerated filer, we will be required to expend substantial capital in connection with compliance.

We do not have effective internal controls over our financial reporting.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially, and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team invests significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Relating to our Securities

Our common stock price may be particularly volatile because of our stage of development and business.

The market prices for the securities of biotechnology and pharmaceutical companies in general, and early-stage drug development companies in particular, such as ours, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

●	our ability to retain and augment our current management team and workforce, which currently consists of only one employee, our chief executive officer;

●	the development status of our drug candidates, particularly the results of our clinical trials;

●	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

●	announcements of technological innovations, new commercial products, or other material events by our competitors or us;

●	disputes or other developments concerning our proprietary rights;

●	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;

●	additions or departures of key personnel;

●	loss of any strategic relationship;

●	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;

●	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

●	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;

●	regulatory developments in the United States or foreign countries; and

●	economic, political and other external factors.

Broad market fluctuations may cause the market price of our common stock to decline substantially. Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has broad discretion to issue additional securities, in the event that we have adequate authorized capital to issue such securities.

We are authorized under our certificate of incorporation to issue up to 1,000,000,000 shares of common stock and 30,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors with broad authority to determine voting, dividend, conversion, and other rights. As of March 15, 2021, we have issued and outstanding 504,289,776 shares of common stock. We have also issued 1,853 shares of Series A 0% Convertible Preferred Stock, of which 133.8125 are outstanding, 1,000 shares of Series B 0% Convertible Preferred Stock, of which 71 are outstanding, 290.43148 shares of Series C 0% Convertible Preferred Stock, that are all outstanding, 5,000 shares of Series D 0% Convertible Preferred Stock, all of which are outstanding, 5,000 shares of Series E 0% Convertible Preferred Stock, all of which are outstanding, and 8,000 shares of Series F 0% Convertible Preferred Stock, all of which are outstanding. Accordingly, we are entitled to issue 495,710,224 shares of common stock, and 29,981,505 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any additional preferred shares we may issue could have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue a large amount of additional securities to raise capital in order to further our business plans. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

In the event we are required to undertake a reverse stock split, the market price of our common stock may decline.

On October 6, 2020, our stockholders approved a reverse stock split of our Common Stock whereby at the discretion of the Board of Directors, the Board may effect a not less than 1-for-2 and not greater than 1-for-200 reverse split on or before October 6, 2021. In the event that we undertake a reverse stock split, the trading price of our common stock may decline. Historically, after a reverse stock split, the market price of a company’s shares typically declines.

Future sales of our common stock could cause our stock price to fall.

Transactions that result in a large amount of newly issued shares become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust trading market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock. If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

As of March 15, 2021, we had 1,000,000,000 shares of common stock, 1,853 shares of Series A 0% Convertible Preferred Stock issued and 133.8125 Series A 0% Convertible Preferred Stock outstanding, 1,000 shares of Series B 0% Convertible Preferred Stock issued and 71 Series B 0% Convertible Preferred Stock outstanding, 290.43148 shares of Series C 0% Convertible Preferred Stock issued and outstanding, 5,000 shares of Series D 0% Convertible Preferred Stock issued and outstanding, 5,000 shares of Series E 0% Convertible Preferred Stock issued and outstanding, and 8,000 shares of Series F 0% Convertible Preferred Stock issued and outstanding. We additionally have issued an aggregate of $4,991,048 of senior convertible debentures and convertible notes that are convertible into common stock at any time, of which $901,440 is outstanding. Substantially all of the common shares and common shares underlying the Series A 0% Convertible Preferred, Series B 0% Convertible Preferred, Series C 0% Convertible Preferred, Series D 0% Convertible Preferred and Series E 0% convertible Preferred are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of March 15, 2021, we were obligated to reserve for issuance (i) 438 shares of our common stock issuable upon the conversion of 133.8125 shares of Series A 0% Convertible Preferred Stock including an additional number of common shares we are contractually obligated to reserve pursuant to our December 2015 offering; (ii) 14,200,000 shares of our common stock issuable upon the conversion of 71 shares of Series B 0% Convertible Preferred Stock including an additional number of common shares we are contractually obligated to reserve pursuant to our December 2016 offering; (iii) 50,782 shares of our common stock issuable upon the conversion of 290.43148 shares of Series C 0% Convertible Preferred Stock including an additional number of common shares we are contractually obligated to reserve pursuant to our March 2017 offering, (iv) 1,333 shares of common stock issuable upon the conversion of 5,000 shares of Series D 0% Convertible Preferred Stock, (v) 16,667 shares of common stock issuable upon the conversion of 5,000 shares of Series E 0% Convertible Preferred Stock, (vi) an indeterminate number of shares of common stock issuable upon the conversion of 8,000 shares of Series F 0% Convertible Preferred Stock (such amount will equal 80% of the common stock post conversion), (vii) 4,798 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $15.99 per share, including an additional number of common shares we are contractually obligated to reserve pursuant to our December 2015 offering, December 2016 offering and March 2017 offering, (viii) 176 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $1,939.48 per share and (ix) 52,762,061 shares of our common stock issuable upon conversion of our outstanding convertible notes/debentures. Subject to applicable vesting requirements and holding periods, upon conversion or exercise of the outstanding convertible notes, warrants and options, the underlying shares may be resold into the public market. Notwithstanding the foregoing, none of the shares of common stock underlying these convertible securities may be converted or exercised given that we have no shares of common stock available under our certificate of incorporation. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for sale, would harm the market price of our common stock or our ability to raise capital.

The market for our common stock has historically been illiquid and our investors may be unable to sell their shares.

Our common stock has historically traded with limited volume on the pink sheets of the OTC Markets Group Inc. Accordingly, although there has been an increased public market for our common stock, it is still has historically been relatively illiquid compared to that of a seasoned issuer. Prior to making an investment in our securities, you should consider the historically limited market for our common stock. No assurances can be given that the trading volume of our common stock will increase or remain the same.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock appreciates.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

●	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

●	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

●	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control transactions and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and accelerated vesting of options and restricted stock in the event of termination following a change of control. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things (i) provide our board with the ability to alter the bylaws without stockholder approval and (ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

If securities or industry analysts do not publish research or reports or if they publish unfavorable research or reports, an active market for our common stock may not develop and the price of our common stock could decline.

We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we come to the attention of such persons, they may be reluctant to follow or recommend an unproven company such as ours until such time as we became more seasoned and viable. Generally, the trading market for a company’s securities depends in part on the research and reports that securities or industry analysts publish. We currently have limited research coverage by securities and industry analysts. As a consequence, there may be periods of time when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer with significant research coverage. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or if developed, will be sustained, or that current trading levels could be sustained or not diminish. In addition, in the event any analysts downgrades our securities, the price of our shares would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume, if any, to decline.

Our common stock may be considered a “penny stock,” and may be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered a “penny stock.” The principal result or effect of being designated a penny stock is that securities broker-dealers participating in sales of our common stock may be subject to the penny stock regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If our management team is not effective or if we fail to attract, hire or retain qualified personnel, we may not be able to design, develop or commercialize our products successfully or manage our business.

While we have been able to secure a chief executive officer, our anticipated growth and expansion may require the addition of new personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas. Accordingly, there can be no assurances that we would be able to attract and retain the qualified personnel necessary for the successful development of our business.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at the prevailing market prices, privately negotiated prices, or in any other fashion and manner as described in the section of this Prospectus entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 41,135,336 shares of our Common Stock issuable to the selling stockholders named in the tables below (“Selling Stockholders”), upon the conversion of $500,000 in principal of outstanding senior convertible debentures issued on January 12, 2021.

January 12, 2021 Senior Convertible Debenture Offering

On January 12, 2021, the Company sold $500,000 of senior convertible debentures (“January 2021 Debentures”) for $500,000 for cash to an existing institutional investor of the Company.

The January 2021 Debenture (i) is non-interest bearing, (ii) has a maturity date of January 12, 2022, (iii) is convertible into shares of common stock (“Common Stock”) of the Company at the election of the holder at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) has a conversion price equal to the lesser of $0.33 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) Trading Days immediately prior to the conversion date, subject to adjustment, as described therein.

The January 2021 Debenture also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The holder also has the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the January 2021 Debenture contains anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the January 2021 Debenture is no longer outstanding. Additionally, the Company has the option to redeem some or all of the January 2021 Debenture for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the January 2021 Debenture.

Without the approval of the January 2021 Debenture holder, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any January 2021 Debenture holder, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

Selling Stockholders

The Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the January 2021 Debentures. For additional information regarding the issuances of those shares of Common Stock upon conversion of the January 2021 Debentures, see the description entitled “January 12, 2021 Senior Convertible Debenture Offering” contained above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for (i) the ownership of the shares of Common Stock issuable pursuant to the conversion of the January 2021 Debentures, (ii) the ownership of shares of common stock issued to the Selling Shareholder pursuant to the conversion of outstanding debentures previously held by the Selling Stockholder, (iii) the ownership of other outstanding debentures convertible into common stock held by the selling stockholders that were purchased for cash or pursuant to the cancellation of outstanding indebtedness, the Selling Stockholder have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock (or Common Shares underlying convertible securities), as of March 31, 2021, assuming conversion of outstanding convertible securities held by the Selling Stockholders on that date, without regard to any limitations on conversions or exercises.

Pursuant to the terms of the January 2021 Debentures, the Selling Stockholders may not convert the securities to the extent the Selling Stockholder, together with its affiliates and attribution parties, would beneficially own a number of shares of common stock which would exceed 4.99, or with 61 day’s notice, 9.99% of our then outstanding Common Stock following such conversion, excluding for purposes of such determination shares of Common Stock issuable upon conversion of debentures that have not yet been converted. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Common Shares Owned Before Sale(1)				Shares	Common Shares Owned After Sale(2)
	Held Outright	Convertible Securities	Amount	% of class	being registered	Amount	% of Class
Sabby Volatility Warrant Master Fund, Ltd.(3)	25,050,000	50,007,619	75,057,619	13.54%	41,135,336	33,922,283	6.12%
TOTAL	25,050,000	50,007,619	75,057,619	13.54%	41,135,336	33,922,283	6.12%

*	Represents less than 1%
**	Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.
(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 504,289,776 common shares outstanding as of March 31, 2021.
(2)	Includes the sale of all common shares registered herein.
(3)	The shares being registered include (i) up to 41,135,336 common shares issuable upon conversion of $500,000 in principal of January 2021 Debentures sold on January 12, 2021, subject to a 9.99% beneficial ownership limitation. Sabby Management, LLC serves as the investment manager of the selling stockholder, Sabby Volatility Warrant Master Fund, Ltd. and Sabby Healthcare Master Fund, Ltd. Sabby Healthcare Master Fund additionally owns (i) 25,050,000 common shares and (ii) $83,305 in senior convertible debentures issued on October 23, 2020, convertible as of 3/31/2021 into 6,878,203 shares and (iii) 907 shares underlying outstanding warrants, none of which are being registered hereunder. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Pink Sheets of the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

As of March 15, 2021, our authorized capital stock consisted of:

●	1,000,000,000 shares of common stock, par value $0.0001;

●	1,853 shares of Series A 0% convertible preferred stock, par value $0.0001

●	1,000 shares of Series B 0% convertible preferred stock, par value $0.0001;

●	290.43148 shares of Series C 0% convertible preferred stock, par value $0.0001;

●	5,000 shares of Series D 0% convertible preferred stock, par value $0.0001;

●	5,000 shares of Series E 0% convertible preferred stock, par value $0.0001;

●	8,000 shares of Series F 0% convertible preferred stock, par value $0.0001; and

●	29,981,505 shares of “blank check” preferred stock, par value $0.0001.

As of March 15, 2021, we had (i) 504,289,776 shares of common stock issued and outstanding, (ii) 1,853 shares of series A 0% convertible preferred stock were issued and 133.8125 are outstanding, (iii) 1,000 shares of Series B 0% convertible preferred stock issued and 71 are outstanding, (iv) 290.43148 shares of Series C 0% convertible preferred stock issued and outstanding, (v) 5,000 shares of Series D 0% convertible preferred stock are issued and outstanding, (vi) 5,000 shares of Series E 0% convertible preferred stock are issued and outstanding, and (vii) 8,000 shares of Series F 0% convertible preferred stock are issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Delaware General Corporate Law or DGCL.

Set forth below is a summary description of all of the material terms of securities being registered hereunder, including the outstanding senior convertible debentures that are convertible into common shares being registered hereunder. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any preferences to outstanding preferred stock of the Company. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Senior Convertible Debentures

On January 12, 2021, the Company sold $500,000 of senior convertible debentures (“January 2021 Debentures”) for $500,000 for cash to an existing institutional investor of the Company.

The January 2021 Debenture (i) is non-interest bearing, (ii) has a maturity date of January 12, 2022, (iii) is convertible into shares of common stock (“Common Stock”) of the Company at the election of the holder at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) has a conversion price equal to the lesser of $0.33 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) Trading Days immediately prior to the conversion date, subject to adjustment, as described therein.

The January 2021 Debenture also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The holder also has the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the January 2021 Debenture contains anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the January 2021 Debenture is no longer outstanding. Additionally, the Company has the option to redeem some or all of the January 2021 Debenture for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the January 2021 Debenture.

Without the approval of the January 2021 Debenture holder, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any January 2021 Debenture holder, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

For purposes of calculating the number of common shares to register upon conversion of the January 2021 Debentures, we have utilized 85% of the VWAP on March 31, 2021, or $0.012155.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

●	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, 10038 and the phone number is (718) 921-8201. We act as the transfer agent and registrar for our all classes of our preferred stock.

DESCRIPTION OF BUSINESS

Overview

Inspyr Therapeutics, Inc is a pharmaceutical company focused on the research and development of novel targeted precision therapeutics for the treatment of cancer. Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine A2B receptor antagonist, is differentiated by its intratumoral delivery of nano- or microparticle formulations that allows for better tumor infiltration. The adenosine A2 Receptor is one of many T-cell surface immune checkpoint proteins. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific adenosine targets found in each type of cancer.

Adenosine Receptor Modulators

The adenosine receptor modulators include A2B and dual A2A/A2B antagonists, that have broad development applicability including indications within immuno-oncology. Very high concentrations of adenosine are produced in the tumor microenvironment which prevents the host’s own immune cells from attacking the tumor. Adenosine receptor antagonists as single-agents and in combination with other existing immuno-oncology agents may overcome this immunosuppression and boost the host immune response leading to enhanced anti-tumor activity as well as inhibition of metastasis. Preclinical data has shown effects with our drug candidates in animal models utilizing a novel platform delivery system. While we believe that the data from our nonclinical studies appear encouraging, the outcome of our ongoing or future studies may ultimately be unsuccessful.

Inspyr / Ridgeway Licensing Agreement

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc., we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

Our ability to execute the business plan is contingent upon our ability to raise the necessary funds. During March 2020, we sold $250,000 of debt securities for cash, in October 2020, we sold $500,000 of debt securities for cash, and in January 2021, we sold $500,000 of debt securities for cash. We are currently using such funds to maintain our SEC reporting requirements, pay outstanding invoices to our independent registered accounting firm, legal fees, and to retain consultants and other personnel in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Pre-Revenue

We are a pre-revenue, early-stage company that has not achieved profitability, and has no product revenues. Additionally, we have no approved products for sale.

Going Concern

Our auditors’ report on our December 31, 2020 consolidated financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Notwithstanding our financings in (i) March 2020 where we raised $250,000, (ii) October 2020 where we raised $500,000, and (iii) January 2021 where we raised $500,000, our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Recent Developments

●	On January 12, 2021, we completed the private placement of $500,000 of non-interest bearing senior convertible debentures

●	On October 23, 2020, we completed the private placement of $600,000 of non-interest bearing senior convertible debentures in exchange for $500,000 in cash and the cancellation of $100,000 in obligations.

●	On October 6, 2020, our stockholders approved an increase in our authorized shares of Common Stock from one hundred fifty million (150,000,000) to one billion (1,000,000,000) shares, as well as authorizing a reverse stock split of our Common Stock at the discretion of the Board of not less than 1-for-2 and not greater than 1-for-200 at any time prior to October 5, 2021.

●	On October 5, 2020, in exchange for the issuance of (i) 65,000,000 shares of Common Stock and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock, we entered into an agreement to terminate an outstanding license agreement with Ridgeway Therapeutics, Inc. whereby we had previously licensed certain immune-oncology delivery technologies for the treatment of cancer to Ridgeway Therapeutics (“License Termination”). As a result of the License Termination, the Company announced on October 8, 2020 that it would be refocusing its efforts on a novel-immuno-oncology delivery technology targeting adenosine receptor antagonists for the treatment of cancer.

●	On March 6, 2020, we completed the private placement of $250,000 of non-interest bearing senior convertible debentures.

Product Development of Adenosine Receptor Modulators

As a result of the License Termination, the Company has refocused its business plan on the research and development of its lead asset, RT-AR001, an adenosine A2 receptor antagonist, which is differentiated by its intratumoral delivery of nano- or microparticle formulations that allows for better tumor infiltration.

Adenosine is an extracellular signaling molecule that regulates multiple aspects of tissue function and specifically plays a role in immunity and inflammation. The adenosine A2B receptor is one of many T-cell surface immune checkpoint proteins. High levels of adenosine in the tumor microenvironment are produced and, therefore, adenosine signaling, mediated through the A2A and A2B receptors, suppresses the host immune response to the tumor cells.

As such, our portfolio of adenosine receptor antagonists has broad applicability as potential immuno-oncology (IO) therapeutic agents in multiple solid tumor types both as a potential single agent and in combination with other IO agents, in addition to traditional cytotoxic chemotherapy. We are actively seeking licensing opportunities and/or partners to further develop our unique platform delivery system of A2B and dual A2A/A2B receptor antagonists. Our current product development plan for adenosine receptor antagonists contemplates the following major initiatives, subject to the Company receiving sufficient funds:

●	Continue development of anti-cancer agents with partner company, Ridgeway Therapeutics, Inc.

●	Further characterization of our platform delivery system and existing agents in preclinical studies, and towards an investigational new drug (IND) application.

●	Support ongoing licensing / partnership activities.

Pre-IND and IND

The Company is currently pursuing an Investigational New Drug (“IND”) filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors, and is preparing its pre-IND application, for its lead asset, RT-AR001, an adenosine A2B receptor antagonist. The company plans to provide an update on RT-AR001’s clinical development in the second half of 2021.

Our Technology

We have what we believe to be a robust intellectual property portfolio covering proprietary A2A agonists (LNC-001, see below), A2B antagonists (LNC-002, see below), and dual A2A/A2B antagonists (LNC-003, see below). We also have a substantial catalogue of synthesized compounds, specifically A2A agonists and A2B antagonists that require further characterization and testing for potential clinical candidates. We believe that our proprietary dual A2A/A2B antagonists have great potential and should be further explored.

Patents and Proprietary Rights

Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable or that we determine to keep as trade secrets. We protect our proprietary information, in part, using confidentiality agreements with our employees, consultants, significant scientific collaborators, and sponsored researchers that generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property.

The intellectual property underlying our technology is covered by certain patents and patent applications previously owned by Lewis and Clark Pharmaceuticals, Inc. (LNC) and now fully owned by the Company. All of the LNC intellectual property has been assigned to the Company. We solely own all of our patents and patent applications for adenosine receptor modulators, which include three patent estates, one for A2A agonists, the second for A2B antagonists, and the third for dual A2A/A2B antagonists.  Ownership of these patent estates came from our purchase (in exchange for 7,122,172 shares of our common stock) of Lewis and Clark Pharmaceuticals, Inc. (LNC) on July 31, 2017.  The purchase of LNC also included all know-how, pre-clinical data, and development data that relate to and form the basis of our technology. Under the purchase agreement, we are sole owners of the technology and patent estates and are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to LNC.

FILE #	COUNTRY	STATUS	APPLICATION #	DATE FILED	PATENT #	GRANT DATE
LNC-001-US	United States of America	Issued	13/956,111	Jul 31, 2013	9067963	Jun 30, 2015
LNC-001-US-CNT1	United States of America	Issued	14/752,861	Jun 27, 2015	9822141	Nov 21, 2017
LNC-002-AU	Australia	Issued	2016246068	Apr 8, 2016	2016246068	10-Dec-20
LNC-002-BE	Belgium	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-BR	Brazil	Pending	BR 11 2017 021386-9	Apr 8, 2016
LNC-002-CH	Switzerland	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-CN	China	Issued	201680026835.1	Apr 8, 2016	ZL 20160026835	Jan 8, 2021
LNC-002-CZ	Czech Republic	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-DE	Germany	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-DK	Denmark	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-EA	Eurasian Patent Office	Issued	201792156	Apr 8, 2016	36954	Jan 19, 2021
LNC-002-EP	European Patent Office	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-ES	Spain	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-FR	France	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-GB	United Kingdom	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-IE	Ireland	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-IL	Israel	Pending	254902	Apr 8, 2016
LNC-002-IN	India	Pending	201727039305	Apr 8, 2016
LNC-002-IT	Italy	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-JP	Japan	Issued	2018-504080	Apr 8, 2016	6738405	Jul 21, 2020
LNC-002-KR	Republic of Korea	Pending	10-2017-7031978	Apr 8, 2016
LNC-002-MX	Mexico	Pending	MX/a2017/012783	Apr 8, 2016
LNC-002-NL	Netherlands	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-NZ	New Zealand	Pending	736705	Apr 8, 2016
LNC-002-PL	Poland	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-PT	Portugal	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-SE	Sweden	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-SG	Singapore	Pending	11201707753X	Apr 8, 2016
LNC-002-TR	Turkey	Issued	16777436.3	Apr 8, 2016	3280417	Jul 29, 2020
LNC-002-US	United States of America	Issued	15/094,903	Apr 8, 2016	9593118	Mar 14, 2017
LNC-002-ZA	South Africa	Issued	2017/07248	Apr 8, 2016	201707248	Oct 31, 2018
LNC-003-P3	United States of America	Pending	63/000,286	Mar 26, 2020
LNC-003-PCT	PCT	Pending	PCT/US21/15087	Jan 26, 2021

When appropriate, we will continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We will accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States and, for LNC-003, worldwide. In addition, we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development, and commercialization initiatives and our strategic business interest.

Development Strategy

We anticipate that under the planning and direction of key personnel, we expect to outsource all our nonclinical development and manufacturing, and the majority of our clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Our contract CROs and CMOs are required to comply with federal, state and United States Food and Drug Administration or FDA regulations including Good Manufacturing Practices (cGMP), Good Clinical Practices (GCP), and Good Lab Practices (GLP).

We intend to conduct further characterization and testing of our A2B antagonists to select a candidate for pre-clinical and clinical trials in an oncology indication. This oncology work is expected to be run in conjunction with and oversight from Ridgeway Therapeutics, Inc. for the selection of an anti-cancer agent.

Commercialization Strategy

We intend to (i) license or sell the underlying technology of our therapeutics to third parties during or after our clinical trials, (ii) seek a corporate partner for further development, or (iii) continue developing our drug candidates ourselves. It is expected that such third parties would then continue to develop, market, sell, and distribute any resulting products. As part of our overall strategic plan, we are exploring our options and actively seeking to engage in a collaborative, strategic and/or licensing arrangement with another pharmaceutical company. If we enter into any such transaction, we may be required to give up certain rights to our technology and control over its future development.

Intellectual Property

We regard the protection of patents and other intellectual property rights that we own or license as critical to our business and competitive position. To protect our intellectual property, we rely on patent, trade secret, and copyright law, as well as confidentiality, nondisclosure, assignment of invention and other contractual arrangements with our officers, directors, employees, consultants, investigators, clinical trial sites, contractors, collaborators and other third parties to whom we disclose confidential information. Our policy is to pursue patent applications on inventions and discoveries that we believe are commercially important to the development and growth of our business. We solely own or have exclusive licenses to our patents and patent applications.

Our pipeline currently includes a substantial catalogue of synthesized compounds, specifically A2A agonists and A2B antagonists that require further characterization and testing for potential clinical candidates. Our proprietary dual A2A/A2B antagonists have great potential and need to be further explored.

Our intellectual property estate, shown above, has twenty-four (24) issued patents in twenty-two (22) different jurisdictions and ten (10) currently pending applications. With appropriate funding and upon further research into our dual A2A/A2B antagonists, we intend to file regular US and foreign applications to enable worldwide protection of these antagonists.

When appropriate and funding permitting, we plan to continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe would provide us with a competitive advantage. We expect to be able to accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States as well as foreign countries, where applicable. In addition, we may obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

Manufacturing and Supply

We do not plan to develop company-owned or company-operated manufacturing facilities. We historically have and we plan to in the future, outsource all drug manufacturing to contract manufacturers that are required to operate in compliance with cGMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

Governmental Regulations

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an IND application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety, tolerability and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (NDA) for approval prior to commencement of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals would be granted on a timely basis, if at all, for any of our proposed products.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally defined as a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same orphan indication, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Asia, European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries is necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (EU), countries located in Asia, and other developed regions have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries and regions varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries. In China, the CFDA functions as the counterpart to the FDA in the United States and is responsible for overseeing drug approvals in China and its territories.

Reimbursement and Health Care Cost Control

Reimbursement for the costs of treatments and products such as ours from government health administration authorities, private health insurers and others, both in the United States and abroad, is a key element in the success of new health care products. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. The revenue and profitability of some health care-related companies have been affected by the continuing efforts of governmental and third-party payors to contain or reduce the cost of health care through various means. Payors are increasingly attempting to limit both coverage and the levels of reimbursement for new therapeutic products approved for marketing by the FDA, and are refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control.

In the United States, there have been a number of federal and state proposals to implement government control over health care costs. The U.S. Patient Protection and Affordance Care Act and the Health Care and Education Reconciliation Act were signed into law in March 2010. A number of provisions of those laws require further rulemaking action by governmental agencies to implement. The laws change access to health care products and services and create new fees for the pharmaceutical and medical device industries. Future rulemaking could increase rebates, reduce prices or the rate of price increases for health care products and services, or require additional reporting and disclosure. The laws also include new authorization to the FDA to approve companies to market biosimilar products within the United States, although to date FDA rulemaking under this legislation has been limited. We cannot predict the timing or impact of any such future rulemaking on our business.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. Additionally, we are subject to regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and Securities and Exchange Commission regulations. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Employees

As of December 31, 2020, we employed only Mr. Cain, on a part time basis, as our interim chief executive officer who is our only remaining employee. In addition, we contract with a limited number of consultants to assist in activities related to our operations.

Corporate History

We were incorporated in the State of Delaware in November 2003. In August of 2016, we changed our name from GenSpera, Inc. to Inspyr Therapeutics, Inc. Our principal office is located in Westlake Village, California. Since our inception, we have invested a substantial portion of our efforts and financial resources in the development of mipsagargin (G-202). In July of 2017, we acquired Lewis and Clark Pharmaceuticals and licensed certain assets to Ridgeway Therapeutics for further development. Upon the termination of such license in October 2020, we resumed operations focusing our efforts on our Adenosine Receptor Modulators. On June 26, 2020, we completed a 1:30 reverse stock split of our common stock. We have generated no revenues from the sale of our product candidates and have experienced substantial net operating losses.

Where to Find More Information

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the SEC’s web site, www.sec.gov.

You may also read and copy any materials you file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet site is located at www.sec.gov. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

INSPYR THERAPEUTICS

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Chief Executive Officer

Tel: (818) 597-7552

PROPERTIES

Our executive offices are located at 2629 Townsgate Road, Suite 215, Westlake Village, CA 91361. At present our employee and consultants work virtually from around the country. We currently pay no money for these facilities. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the pink sheets of the OCT Markets under the symbol NSPX. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of March 31, 2021, we had approximately 135 record holders of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

Securities authorized for issuance under equity compensation plans

The following table sets forth information as of December 31, 2020 with respect to our compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
N/A (1)
Equity compensation plans not approved by security holders:
N/A (1)
Total

(1)	Our 2007 Equity Compensation Plan, 2009 Executive Compensation Plan, Inducement Award Stock Option Plan and 2017 Equity Compensation Plan have all expired or been terminated by the Board as of the date of this Annual Report.

2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) was administered by our board or any of its committees. The purposes of the 2007 Plan was to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan was at the discretion of the administrator, which had the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we were able to grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorized the issuance of up to 67 shares of common stock for the foregoing awards per fiscal year with an aggregate of 267 shares of common stock available for issuance under the 2007 Plan. As of December 31, 2020, we had granted awards under the 2007 Plan equal to approximately 241 shares of our common stock, and 202 shares have been cancelled or forfeited. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan, as amended (“2009 Plan”) was administered by our Board or any of its committees. The purpose of our 2009 Plan was to advance the interests of the Company and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan was at the discretion of the administrator, which had the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we were able to grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2020, our 2009 Plan authorized the issuance of up to 267 shares of our common stock for the foregoing awards, and we have granted awards under the plan equal to approximately 220 common shares, and 184 shares had been cancelled or forfeited.

Inducement Award Stock Option Plan

Our Inducement Award Stock Option Plan (“Inducement Plan”) was administered by our board or our compensation committee. The Plan is intended to be used in connection with the recruiting and inducement of senior management and employees. The issuance of wards under the Inducement Plan is at the discretion of the administrator which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. The Company did not seek approval of the Plan by our stockholders. Pursuant to the Inducement Plan, the Company was able to grant stock options for up to a total of 400 shares of common stock to new employees of the Company. As of December 31, 2020, 282 grants have been made pursuant to the Plan, and 130 shares have been cancelled or forfeited.

Inspyr Therapeutics 2017 Equity Compensation Plan

Our 2017 Equity Compensation Plan (“2017 Plan”) was administered by our board or any of its committees. The purposes of the 2017 Plan was to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2017 Plan was at the discretion of the administrator, which had the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2017 Plan, we were able to grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2017 Plan authorized the issuance of up to 2,667 shares of common stock for the foregoing awards. As of December 31, 2020, we had granted no awards under the 2017 Plan, and no shares had been cancelled or forfeited.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, pre-clinical and clinical studies, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions. These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Special Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this annual report. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this annual report.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

●	Company Overview – Discussion of our business plan and strategy in order to provide context for the remainder of MD&A.

●	Critical Accounting Policies – Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

●	Results of Operations – Analysis of our financial results comparing the year ended December 31, 2020 to the year ended December 31, 2019.

●	Liquidity and Capital Resources – Liquidity discussion of our financial condition and potential sources of liquidity.

Company Overview

Business

Inspyr Therapeutics, Inc is a pharmaceutical company focused on the research and development of novel targeted precision therapeutics for the treatment of cancer. Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine A2B receptor antagonist, is differentiated by its intratumoral delivery of nano- or microparticle formulations that allows for better tumor infiltration. The adenosine A2 Receptor is one of many T-cell surface immune checkpoint proteins. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific adenosine targets found in each type of cancer.

Adenosine Receptor Modulators

The adenosine receptor modulators include A2B and dual A2A/A2B antagonists, that have broad development applicability including indications within immuno-oncology. Very high concentrations of adenosine are produced in the tumor microenvironment which prevents the host’s own immune cells from attacking the tumor. Adenosine receptor antagonists as single-agents and in combination with other existing immuno-oncology agents may overcome this immunosuppression, and boost the host immune response leading to enhanced anti-tumor activity as well as inhibition of metastasis. Preclinical data has shown effects with our drug candidates in animal models utilizing a novel platform delivery system. While we believe that the data from our nonclinical studies appear encouraging, the outcome of our ongoing or future studies may ultimately be unsuccessful.

Inspyr / Ridgeway Licensing Agreement

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc., we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be to: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

During March 2020, we sold $250,000 of debt securities for cash, in October 2020, we sold $500,000 of debt securities for cash, and in January 2021, we sold $500,000 of debt securities for cash. We are currently using such funds to maintain our SEC reporting requirements, pay outstanding invoices to our independent registered accounting firm, legal fees, and to retain consultants and other personnel in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Pre-Revenue

We are a pre-revenue, early-stage company that has not achieved profitability, and has no product revenues. Additionally, we have no approved products for sale.

Recent Developments

●	On January 12, 2021, we completed the private placement of $500,000 of non-interest bearing senior convertible debentures.

●	On October 23, 2020, we completed the private placement of $600,000 of non-interest bearing senior convertible debentures in exchange for $500,000 in cash and the cancellation of $100,000 in obligations

●	On October 6, 2020, our stockholders approved an increase in our authorized shares of Common Stock from one hundred fifty million (150,000,000) to one billion (1,000,000,000) shares, as well as authorizing a reverse stock split of our Common Stock at the discretion of the Board of not less than 1-for-2 and not greater than 1-for-200 at any time prior to October 5, 2021.

●	On October 5, 2020, in exchange for the issuance of (i) 65,000,000 shares of Common Stock and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock, we entered into an agreement to terminate an outstanding license agreement with Ridgeway Therapeutics, Inc. whereby we had previously licensed certain immune-oncology delivery technologies for the treatment of cancer to Ridgeway Therapeutics (“License Termination”). As a result of the License Termination, the Company announced on October 8, 2020 that it would be refocusing its efforts on a novel-immuno-oncology delivery technology targeting adenosine receptor antagonists for the treatment of cancer.

●	On March 6, 2020, we completed the private placement of $250,000 of non-interest bearing senior convertible debentures.

Financial

To date, we have devoted substantially all of our efforts and financial resources to the development of our proposed drug candidates. We have not received FDA approval to market, distribute or sell any products. We have recently begun working on developing IND approved studies for our adenosine receptor technology platform.

Since our inception in 2003, we have generated no revenue from product sales and have funded our operations principally through the private and public sales of our equity securities. We have never been profitable and as of December 31, 2020 we had an accumulated deficit of approximately $67 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue the development of our product candidates and advance them through clinical trials.

Our cash and restricted cash balances at December 31, 2020 were approximately $404,000 representing 100% of total assets. In October 2020, we completed a private placement of $500,000 in cash of our debt securities and in January 2021, we completed another private placement of $500,000 in cash of our debt securities. Based on our current expected level of operating expenditures and current cash balance as of the date of this report, we expect to be able to fund our operations into the second quarter of 2022. This period could be shortened if there are any significant increases in spending that were not anticipated or other unforeseen events.

We anticipate raising additional cash through the private or public sales of equity or debt securities, collaborative arrangements, licensing agreements or a combination thereof, to continue to fund our operations and the development of our product candidates. There is no assurance that any such collaborative arrangement will be entered into or that financing will be available to us when needed in order to allow us to continue our operations, or if available, on terms acceptable to us. If we do not raise sufficient funds in a timely manner, we may be forced to curtail operations, delay or stop our ongoing pre-clinical studies and potential clinical trials, cease operations altogether, or file for bankruptcy. We currently do not have commitments for future funding from any source.

Going Concern

Our auditors’ report on our December 31, 2020 consolidated financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. During February of 2018, we curtailed our operations due to our lack of cash, but upon the cancellation of the Ridgeway license, we resumed preclinical development. Notwithstanding our recent financing in January of 2021 whereby we raised $500,000, our current cash level raises substantial doubt about our ability to continue as a going concern. If we do not obtain additional funds, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

Critical Accounting Policies

We have prepared our financial statements in conformity with accounting principles generally accepted in the United States, which requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base these significant judgments and estimates on historical experience and other applicable assumptions we believe to be reasonable based upon information presently available. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Actual results could materially differ from our estimates under different assumptions, judgments or conditions.

All of our significant accounting policies are discussed in Note 3, Summary of Critical Accounting Policies and Use of Estimates, to our financial statements, included elsewhere in this annual report. We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions.

We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Derivative Liability - The Company has financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company values its derivative liabilities using the Black-Scholes option valuation model. The resulting liability is valued at each reporting date and the change in the liability is reflected as change in derivative liability in the statement of operations.

Fair Value of Financial Instruments - Derivative liabilities consist of certain of our preferred stock and warrants with anti-dilution provisions, and are valued using option pricing models which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Recent Accounting Pronouncements

With the exception of those discussed below, there have not been any recent changes in accounting pronouncements and Accounting Standards Update (ASU) issued by the Financial Accounting Standards Board (FASB) during the year ended December 31, 2020 that are of significance or potential significance to the Company.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We do not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

Result of Operations

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future. We did not have revenue during the years ending December 31, 2020 and 2019. We do not anticipate generating any revenues during 2021. Net loss for 2020 and 2019 were $6,295,000 and $934,000, respectively, resulting from the operational activities described below.

Operating Expenses

Operating expense totaled $2.5 million and $0.6 million during 2020 and 2019, respectively.  The increase in operating expenses is the result of the following factors.

	Year Ended		Change in 2020
	December 31,		Versus 2019
	2020	2019	$	%
	(amount in thousands)
Operating Expenses
Research and development	$18	$44	$(26)	(60)%
License termination cost	1,969	—	1,969	100%
General and administrative	494	565	(71)	(13)%
Total operating expense	$2,481	$609	$1,872	307%

Research and Development

Research and development expenses totaled $18,000 and $44,000 for the years ended 2020 and 2019, respectively. The decrease of $26,000, or 60%, in 2020 compared to 2019 was primarily due to the termination of storage costs related to Mipsagargin, which was being developed prior to the curtailment of operations in February of 2018, partially offset by the engagement of consultants to develop the adenosine A2R antagonists and in preparation for an IND filing.

Our future research and development expenses will consist primarily of expenditures related to consultants and other personnel and costs required to develop the adenosine A2R antagonists and in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors.

License Termination Cost

License termination cost relates to the termination of a licensing agreement previously entered into on August 3, 2018, as more fully described elsewhere in this filing. We incurred noncash expense of approximately $1,944,000 related to the issuance of 65 million shares of common stock and 8,000 shares of Series F 0% Convertible Preferred Stock. Additionally, we have assumed certain expenses and costs of approximately $25,000.

General and Administrative

General and administrative expenses totaled $0.5 million and $0.57 million during 2020 and 2019, respectively. The decrease of approximately $0.07 million, or 13%, in 2020 compared to 2019 was primarily the result of a decrease in professional fees.

Other Income (Expense)

Other income (expense) totaled approximately $3.7 million and $0.3 million of expense for 2020 and 2019, respectively.

	Year Ended		Change in 2020
	December 31,		Versus 2019
	2020	2019	$	%
	(amount in thousands)
Gain (loss) on change in fair value of derivative liability	$(3,846)	$327	$(4,173)	(1,276)%
Gain on conversion of debt	334	125	209	167%
Interest (expense), net	(302)	(777)	475	61%
Total other income (expense)	$(3,814)	$(325)	$(3,489)	(1,074)%

Loss on change in fair value of derivative liability

As a result of a change in the fair value of our derivative liability, we realized loss of $3.8 million and gain of $0.3 million during the years ended December 31, 2020 and 2019, respectively. The change in the fair value of our derivative liability was the result of our convertible debentures and notes issued in September 2017, July 2018, December 2018, July 2019, October 2019, November 2019, March 2020 and October 2020, where we issued convertible notes with variable conversion rates, and to the issuance of our Series F preferred stock in October 2020, which is convertible into a variable number of shares of common stock. Refer to Note 7 in our Consolidated Financial Statements for further discussion on our derivative liability.

Gain on conversion of debt

There was a gain on conversion of debt of approximately $0.3 million during the year ended December 31, 2020, with a gain of approximately $0.1 million during the year ended December 31, 2019. Gain on conversion of debt results from the difference between the fair value of common stock issued upon conversion and the carrying amount of the debt converted.

Interest income (expense)

We had $0.3 million net interest expense in 2020, compared to $0.8 million of expense in 2019. The decrease of $0.5 million was attributable to a decrease in the cost associated with derivative instruments issued with a value in excess of proceeds received.

Liquidity and Capital Resources

We have incurred losses since our inception in 2003 as a result of significant expenditures for operations and research and development and the lack of any approved products to generate revenue. We have an accumulated deficit of approximately $67 million as of December 31, 2020 and anticipate that we will continue to incur additional losses for the foreseeable future. Through December 31, 2020, we have funded our operations through the private sale of our equity securities, convertible debt and exercise of options and warrants, resulting in gross proceeds of $38.1 million. Cash at December 31, 2020 was approximately $404,000.

Our auditors’ report on our December 31, 2020 financial statements expressed an opinion that our capital resources as of the date of their Audit Report were not sufficient to sustain operations or complete our planned activities for the upcoming year unless we raised additional funds. Based on our current level of expected operating expenditures, we expect to be able to fund our operations into the second quarter of 2022. This assumes that we spend minimally on general operations and only continue conducting our ongoing clinical trials, and that we do not encounter any unexpected events or other circumstances that could shorten this time period. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

We are actively seeking sources of financing to fund our continued operations and research and development programs. To raise additional capital, we may sell shares of equity or debt securities, or enter into collaborative, strategic and/or licensing transactions. There can be no assurance that we will be able to complete any financing transaction in a timely manner or on acceptable terms or otherwise. If we are not able to raise additional cash, we may be forced to further delay, curtail, or cease development of our product candidates, or cease operations altogether.

	Year Ended
	December 31,
	2020	2019
	(amounts in thousands)
Cash and restricted cash at beginning of year	$23	$331
Net cash used in operating activities	(374)	(313)
Net cash provided by investing activities	—	—
Net cash provided by financing activities	755	5
Cash and restricted cash at end of year	$404	$23

Net Cash Used in Operating Activities

Net cash used in operating activities was $0.4 million and $0.3 million during 2020 and 2019, respectively. The increase of $0.1 million in cash used during 2020 compared to 2019 was primarily attributable to a decrease in changes in accounts payable and accrued expense of approximately $97,000, partially offset by a decrease in net loss (after adjusting for noncash items) of approximately $36,000.

Net Cash Used in Investing Activities

Cash provided by investing activities was $0 for each of the years 2020 and 2019.

Net Cash Provided by Financing Activities

During 2020, we received net proceeds of $755,000 from the sales of our securities and convertible debentures, compared to $5,000 during 2019 in net proceeds from the sales of our securities in a private placement. We are actively seeking sources of financing to fund our continued operations and research and development programs.

OUR MANAGEMENT

Directors, Executive Officers and Significant Employees

The names of our directors and executive officers and their ages, positions, and biographies as of March 15, 2020, are set forth below. Our executive officers are appointed by, and serve at the discretion of the Board. There are no family relationships among any of our directors or executive officers. All directors hold office until the next annual meeting of shareholders or until their respective successors are elected, except in the case of death, resignation, or removal. On June 30, 2019, John Montgomery resigned as a member of the Board. On June 15, 2019, Christopher Lowe resigned as chief executive officer and as a member of the Board. On July 26, 2019, we appointed Michael Cain as our interim chief executive officer, chief financial officer, president, and as a member of the Board.

Name	Position	Age	Position Since
Executive Directors
Michael Cain*	Chief Executive Officer, Chief Financial Officer, President and Director	37	7/2019

Independent Directors
Scott V. Ogilvie	Director	66	03/2008
Claire Thom, Pharm.D.	Director	65	10/2016

Michael Cain¸ serves as our interim Chief Executive Officer, Chief Financial Officer, President, and as a member of the Board of Directors. Mr. Cain has over 15 years of experience in technology and consulting fields. Mr. Cain has served as the President and as a Board member of Level 4 Services, Inc, a private information technology company since 2013. In evaluating Mr. Cain’s specific experience, qualifications, attributes and skills in connection with his appointment to our Board, we took into account his management experience in other organizations and business development background.

Scott V. Ogilvie has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NASDAQ: CUR) and Research Solutions, Inc. (OTCQB: RSSS). Mr. Ogilvie also served on the board of directors of Preferred Voice Inc. (OTCQB: PRFV), Innovative Card Technologies, Inc. (OTCBB: INVC) and National Healthcare Exchange, Inc. (OTCBB: NHXS). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

Claire Thom, PharmD has served as a director on our board since October 2016.  Dr. Thom has two decades of experience in the pharmaceutical industry, with responsibilities including drug development, new product planning, and marketing.  Most recently, from July 2013 until June 2016, Dr. Thom was the Senior Vice President Global Therapeutic Head for Oncology at Astellas Pharma (TOKYO: ALPMY).  At Astellas, she developed and supervised the implementation of the company’s oncology strategy. In addition, she was appointed to serve on the Board of Directors for Agensys, a fully-owned subsidiary of Astellas. Prior to her roles at Astellas, Dr. Thom served as Senior Vice President of Portfolio Management, Drug Development Management and Strategic Business Operations at Millennium Pharmaceuticals, the Takeda Oncology Company, (TOKYO: TKPYY) from August 2008 until January 2013. Prior to her assignment at Millennium, she held several positions of increasing responsibility at Takeda to become the company’s Oncology Franchise Leader. Earlier, she worked at G.D. Searle and began her career as a clinical pharmacist. Ms. Thom was awarded a Doctor of Pharmacy and a Bachelor of Pharmacy, both with honors, from the University of Illinois.  In evaluating Dr. Thom’s specific experience, qualifications, attributes and skills in connection with her appointment to our board, we took into account her knowledge of scientific matters affecting our business and her understanding of our industry.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rule 5605(a)(2). Pursuant to the definition, the Company has determined that Dr. Thom and Mr. Ogilvie qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. A copy of each respective committee’s charter can be viewed as Exhibits 99.01, 99.02 and 99.03 to this Annual Report.

The table below identifies the Board’s standing committees and committee membership as of March 15, 2021:

Director	Independent	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Scott Ogilvie	Yes	Chair	Chair	—
Claire Thom, PharmD	Yes	Member	—	Chair

Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is considered independent under the NASDAQ Market Place Rules.

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

●	Selecting and hiring our independent auditors.

●	Evaluating the qualifications, independence and performance of our independent auditors.

●	Approving the audit and non-audit services to be performed by our independent auditors.

●	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.

●	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

●	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.
●	Reviewing regulatory filings with management and our auditors.

●	Preparing any report the SEC requires for inclusion in our annual proxy statement.

●	The Audit Committee will review and approve all related party transactions.

Our Audit Committee is currently comprised of Scott V. Ogilvie and Claire Thom, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Scott V. Ogilvie is an audit committee financial expert as defined under the rules of the SEC. A copy of the charter is contained in Exhibit 99.01 to this Annual Report.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

●	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.

●	Reviewing and recommending to our board of directors, director independence determinations made with respect to continuing and prospective directors.

●	Establishing a policy for considering stockholder nominees for election to our board of directors.

●	Recommending ways to enhance communications and relations with our stockholders.

●	Evaluating and recommending candidates for election to our board of directors.

●	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.

●	Evaluating and recommending to the board of directors, termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.

●	Making regular written reports to the board of directors.

●	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.

●	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Scott V. Ogilvie, a non-employee member of our board of directors. Our board of directors has determined that Mr. Ogilvie is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is contained in Exhibit 99.03 of this Annual Report.

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

●	Reviewing and approving our general compensation strategy.

●	Establishing annual and long-term performance goals for our CEO and other executive officers.

●	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.

●	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.

●	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

●	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.

●	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.

●	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.

●	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

●	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.

●	Reviewing plans for the development, retention and succession of our executive officers.

●	Reviewing executive education and development programs.

●	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.

●	Reporting regularly to the board of directors on the committee’s activities.

●	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.

●	Preparing and approving any required committee report to be included in our annual public filings.

●	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.

●	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Claire Thom, who is a non-employee member of our board of directors. Dr. Thom is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that Dr. Thom is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. A copy of the charter is contained in Exhibit 99.02 to this Annual Report.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2020.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit ..

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

Code of Ethics

We have adopted a “Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code is attached to this Registration Statement as Exhibit 14.01.

EXECUTIVE COMPENSATION

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2020 and 2019 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2020 (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2020 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Principal Financial Officer.

Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Lowe,	2020	—		—	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer	2019	—	(1)	—	—	—	—	—	—	—

Michael Cain,	2020	—	(2)	—	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer	2019	—	(2)	—	—	—	—	—	—	—

(1)	No salary was paid or accrued for Mr. Lowe in 2019. Effective July 15, 2019, Mr. Lowe resigned as chief executive officer and as a member of the Board.
(2)	Mr. Cain became our chief executive officer and principal accounting officer effective July 26, 2019. Mr. Cain currently has not received any compensation for his services.

Outstanding Executive Equity Awards at Fiscal Year-End 2020

None.

Employment Agreements and Change in Control

Michael Cain

Michael Cain was appointed chief executive officer and chief financial officer / principal accounting officer of the Company effective July 26, 2019. We currently do not have any employment agreement covering Mr. Cain’s services and he is not currently receiving any compensation as our chief executive officer or chief financial officer. Mr. Cain is not subject to any compensation in the event that he is terminated or resigns for any reason.

Christopher Lowe

Employment Agreement

We employed Christopher Lowe as our Chief Executive Officer and Chief Financial Officer pursuant to a written contract that until such time that either the Company or Mr. Lowe terminates the agreement. Mr. Lowe resigned his employment with the Company effective July 15, 2019. Mr. Lowe received a base salary of $316,250, of which we deducted $41,250 during the first year and pay such amount to a third party as a placement fee for Mr. Lowe’s employment. As a result, Mr. Lowe received a net base salary of $275,000 for his first year of employment.

Mr. Lowe’s employment agreement provided for severance in the event Company terminates Mr. Lowe’s employment without Cause or Mr. Lowe resigned with Good Reason, as each term is defined in the employment agreement, provided certain company funding requirements were met. Pursuant to Mr. Lowe’s resignation, no severance was paid pursuant to the terms of his employment agreement.

Equity Compensation Plans

For information related to our equity compensation plans for which our officers and directors are issued securities from, please see Securities authorized for issuance under equity compensation plans beginning on page 28 of this Registration Statement.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Scott Ogilvie	—	—	—	—	—	30,000	(1)	30,000

Claire Thom	—	—	—	—	—	20,000	(2)	20,000

(1)	On March 1, 2021, we entered into an agreement with Mr. Ogilvie whereby each of the parties entered into a mutual release and we agreed to pay Mr. Ogilvie an aggregate of $60,000, of which $30,000 was due and payable on November 13, 2020 with the remaining $30,000 due and payable on February 18, 2021. In exchange for such payments, Mr. Ogilvie agreed to waive $231,167 in outstanding director fees owed to Mr. Ogilvie from March 31, 2017 through March 31, 2021.
(2)	On March 1, 2021, we entered into an agreement with Dr. Thom whereby each of the parties entered into a mutual release and we agreed to pay Dr. Thom an aggregate of $40,000, of which $20,000 was due and payable on November 13, 2020 with the remaining $20,000 due and payable on February 18, 2021. In exchange for such payments, Dr. Thom agreed to waive $204,500 in outstanding director fees owed to Dr. Thom from March 31, 2017 through March 31, 2021.

Current Amended Non-Employee Director Compensation Policy

Effective April 1, 2021, the Board of Directors amended its employee director compensation policy (“Amended Director Policy”). Pursuant to the Amended Director Policy, each Board member will receive $5,000 in cash per quarter of service on the Board of Directors.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2021, information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

●	each of our current directors and nominees;

●	each of our current named executive officers; and

●	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

		Common Stock
Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities(2)		Total		Percent of Class(2)
Directors and named Executive Officers
Michael Cain	—	—		—		*
Christopher Lowe	—	—		—		*
Scott Ogilvie	—	4		4		*
Claire Thom	—	4		4		*
All directors and executive officers as a group (4 persons)	—	8		8		*
5% Shareholders
Sabby Healthcare Master Fund, Ltd. (3)	25,050,000	27,446,778		52,496,778		9.87%
Sabby Volatility Warrant Master Fund, Ltd. (4)	25,050,000	28,139,705		53,189,705	(5)	9.99%
Ridgeway Therapeutics, Inc. (6)	65,000,000		(7)	65,000,000	(7)	12.89%

*	Less than one percent.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is 2629 Townsgate Road #215, Westlake Village, CA 91361.
(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 504,289,776 shares of common stock issued and outstanding as of March 31, 2021.
(3)	89 Nexus Way, Camana Bay, Grand Cayman Ky1-9007, Cayman Islands.
(4)	89 Nexus Way, Camana Bay, Grand Cayman Ky1-9007, Cayman Islands.
(5)	Excludes 1,299,641 common shares underlying outstanding debentures and 605 common shares underlying outstanding warrants.
(6)	4085 Campbell Ave. #150, Menlo Park, CA 94025. Colin Hislop has voting and dispositive control with respect to the securities.
(7)	Ridgeway Therapeutics additionally holds 8,000 shares of our Series F Convertible Preferred Stock that converts into Common Stock. The 8,000 shares of Series F Convertible Preferred Stock are convertible into an aggregate of 80% of the issued and outstanding Common Stock post-conversion on the conversion date. The Series F Preferred Stock votes on an as converted to Common Stock basis. Additionally, upon the termination, conversion or otherwise extinguishment of certain of our outstanding convertible debentures, the Series F Preferred Stock will automatically convert into Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this annual report entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this annual report entitled “Director Compensation.”

Related Party Transactions

●	We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. The indemnification agreements are substantially similar to those entered into with our executive officers and as a more fully described in the section of this annual report entitled “Employment Agreements and Change in Control.”

●	On March 1, 2021, we entered into a settlement and release agreement with Claire Thom, one of our independent directors for the settlement of past due director fees and the mutual release of all claims. Pursuant to the agreement, Dr. Thom agreed to waive $204,500 in outstanding director fees in exchange for the following: (i) the payment of $40,000 (of which $20,000 was paid in November 2020 and $20,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

●	On March 1, 2021, we entered into a settlement and release agreement with Scott Ogilvie, one of our independent directors for the settlement of all past due director fees and the mutual release of all claims. Pursuant to the agreement, Mr. Ogilvie agreed to waive $231,167 in outstanding director fees in exchange for the following: (i) the payment of $60,000 (of which $30,000 was paid in November 2020 and $30,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation Laws of the State of Delaware and the Company’s Bylaws provide for indemnification of the Company’s Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission’s position is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2020, and 2019 included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the reports of Liggett & Webb, P.A., our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firms as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of our securities offered and to be issued by this prospectus will be passed upon for us by Silvestre Law Group, P.C. of Westlake Village, CA. The Silvestre Law Group, P.C. or its various principals and/or affiliates, own approximately $190,000 in principal of non-interest bearing senior convertible debentures.

WHERE YOU CAN FIND MORE INFORMATION

We make our public filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all exhibits and amendments to these reports. These materials are available on the SEC’s web site, www.sec.gov.

You may also read and copy any materials you file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet site is located at www.sec.gov. Alternatively, you may obtain copies of these filings, including exhibits, by writing or telephoning us at:

INSPYR THERAPEUTICS

2629 Townsgate Road #215

Westlake Village, CA 91361

Attn: Chief Executive Officer

Tel: (818) 597-7552

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INSPYR THERAPEUTICS, INC.

PART I

FINANCIAL INFORMATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of:

Inspyr Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Inspyr Therapeutics, Inc. and Subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of losses, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as “the consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses since inception and has generated no revenues. The Company has a working capital deficit and an accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Derivative Liabilities

As described in Note 3 to the consolidated financial statements, the Company measures fair value of derivative liabilities at fair value using level three inputs. To determine fair value of derivative liabilities, the Company determines the appropriate valuation methodology and assumptions, including unobservable inputs. The derivative liabilities are measured at fair value using a Black-Scholes valuation model that uses significant assumptions, including the Company's stock price, historical volatility of the Company's shares, risk-free interest rate and probability of conversion occurrence through maturity.

Auditing management's estimate for the fair value of derivative liabilities was complex and highly judgmental as it involved our assessment of the significant assumptions used by management because the fair value calculations were sensitive to changes in assumptions described above, and certain inputs used in the determination of fair values were based on unobservable data, including, but not limited to, the historical volatility and probability of conversion.

To test the fair value of derivative liabilities, we performed audit procedures that included, among others, evaluating the methodologies used in the valuation model and the significant assumptions used by the Company.

/s/ Liggett & Webb, P.A.

LIGGETT & WEBB, P.A.

Certified Public Accountants

We have served as the Company’s auditor since 2014.

Boynton Beach, Florida

March 31, 2021

INSPYR THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2020	2019

ASSETS

Current assets:
Cash	$404	$4
Restricted cash	-	19
Total current assets	404	23

Total assets	$404	$23

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$2,261	$2,269
Accrued expenses	1,940	1,866
Convertible debentures, net of unamortized discount of $488 and $281	1,878	2,826
Derivative liability	6,828	1,785
Total current liabilities	12,907	8,746
Total liabilities	12,907	8,746

Commitments and contingencies (Note 8)	-	-

Stockholders’ deficit:
Convertible preferred stock, undesignated, par value $.0001 per share; 29,978,846 shares authorized, no shares issued and outstanding, respectively	-	-
Convertible preferred stock Series A, par value $.0001 per share; 1,854 shares authorized, 134 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series B, par value $.0001 per share; 1,000 shares authorized, 71 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series C, par value $.0001 per share; 300 shares authorized, 290 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series D, par value $.0001 per share; 5,000 shares authorized, 5,000 and 5,000 shares issued and outstanding, respectively	-	-
Convertible preferred stock Series E, par value $.0001 per share; 5,000 shares authorized, 5,000 and no shares issued and outstanding, respectively	-	-
Convertible preferred stock Series F, par value $.0001 per share; 8,000 shares authorized, 8,000 and no shares issued and outstanding, respectively	-	-
Common stock, par value $.0001 per share; 1,000,000,000 shares authorized, 185,625,000 and 623,382 shares issued and outstanding, respectively	19	-
Additional paid-in capital	54,453	51,957
Accumulated deficit	(66,975)	(60,680)

Total stockholders’ deficit	(12,503)	(8,723)

Total liabilities and stockholders’ deficit	$404	$23

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF LOSSES

(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019

Operating expenses:
Research and development	$18	$44
License termination cost	1,969	-
General and administrative	494	565
Total operating expenses	2,481	609

Loss from operations	(2,481)	(609)

Other income (expense):
Gain (loss) on change in fair value of derivative liability	(3,846)	327
Gain on conversion of debt	334	125
Interest (expense), net	(302)	(777)

Loss before provision for income taxes	(6,295)	(934)

Provision for income taxes	-	-

Net loss	(6,295)	(934)
Deemed dividend	(64)	(54)

Net loss attributable to common shareholders	$(6,359)	$(988)

Net loss per common share, basic and diluted	$(0.14)	$(4.22)

Weighted average shares outstanding	43,343,388	234,345

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(in thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2018	495	$-	114,508	$-	$51,479	$(59,746)	$(8,267)

Sale of preferred stock	5,000	-	-	-	5	-	5

Conversion of notes	-	-	508,874	-	473	-	473

Net loss	-	-	-	-	-	(934)	(934)

Balance, December 31, 2019	5,495	-	623,382	-	51,957	(60,680)	(8,723)

Sale of preferred stock	5,000	-	-	-	5	-	5

Issuance of preferred stock for license termination	8,000	-	-	-	-	-	-

Issuance of common stock for license termination	-	-	65,000,000	7	260	-	267

Conversion of notes	-	-	120,001,618	12	2,231	-	2,243

Net loss	-	-	-	-	-	(6,295)	(6,295)

Balance, December 31, 2020	18,495	$-	185,625,000	$19	$54,453	$(66,975)	$(12,503)

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(6,295)	$(934)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	36
Common and preferred stock issued for license termination	1,944	-
(Gain) loss on change in fair value of derivative liability	3,846	(327)
Gain on conversion of debt	(334)	(125)
Amortization of debt discount	280	281
Finance cost	20	494
Increase in operating liabilities:
Accounts payable and accrued expenses	165	262
Cash used in operating activities	(374)	(313)

Cash flows from investing activities:
Cash provided by investing activities	-	-

Cash flows from financing activities:
Proceeds from convertible notes	750	-
Proceeds from sale of preferred stock	5	5
Cash provided by financing activities	755	5

Net increase (decrease) in cash and restricted cash	381	(308)
Cash and restricted cash, beginning of year	23	331

Cash and restricted cash, end of year	$404	$23

The accompanying notes are an integral part of these audited consolidated financial statements.

INSPYR THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – BACKGROUND

Inspyr Therapeutics, Inc. (“we”, “us”, “our company”, “our”, “Inspyr” or the “Company”) was formed under the laws of the State of Delaware in November 2003, and has its principal office in Westlake Village, California. We are focused on the research and development of novel targeted precision therapeutics for the treatment of cancer.

Our approach utilizes our proprietary delivery technology to better enhance immuno-modulation for improved therapeutic outcomes. Our potential first-in-class immune-oncology lead asset, RT-AR001, an adenosine receptor A2B antagonist, is differentiated by its novel microparticle formulation that allows for better tumor infiltration and enhanced outcomes when administered intra-tumorally. Our patented portfolio of adenosine receptor antagonists provides flexibility to optimize treatment based on the specific targets found in each type of cancer.

The adenosine receptor modulators include A 2B antagonists, dual A 2A /A 2B antagonists, and A 2A antagonists that have broad development applicability including indications within immuno-oncology and inflammation. Adenosine is implicated in immunosuppression in the tumor microenvironment. Adenosine receptor antagonists may boost the host immune response against the tumor as a single-agent and in combination with other existing immuno-oncology agents leading to enhanced tumor killing and inhibition of metastasis. Adenosine also has anti-inflammatory properties in the acute and chronic setting. Adenosine receptor antagonists may promote a decreased inflammatory response and can potentially treat a broad range of inflammatory and autoimmune based diseases and conditions (e.g., rheumatoid arthritis, joint injury, Crohn’s disease, psoriasis) as well as improve wound healing and decrease pain.

Pursuant to our recent termination of license with Ridgeway Therapeutics, Inc. (“Ridgeway”), we reacquired the rights to certain intellectual property, discussed above, and are currently focusing on a pipeline of small molecule adenosine receptor modulators. In October 2020, pursuant to the cancellation of a license agreement whereby we previously licensed US Patent 9,593,118, we reacquired the exclusive right to such patent that covers both A2B and dual A2A/A2B antagonists. Accordingly, going forward our major focus will be to: (i) further characterization of the anti-cancer activity of our unique pipeline delivery platform containing A2B and dual A2A/A2B antagonists, leading to selection of a clinical candidate or candidates for an Investigative New Drug or IND enabling studies; and (ii) licensing and/or partnering our delivery platform and the A2B and dual A2A/A2B antagonists for further development.

Our ability to execute the business plan is contingent upon our ability to raise the necessary funds. During March 2020, we sold approximately $250,000 of debt securities and in October 2020, we sold $500,000 of debt securities for cash. In January 2021, we sold an additional $500,000 of debt securities for cash (see Note 15). We are currently using such funds to maintain our SEC reporting requirements, pay legal accounting and other professional fees, and to retain consultants and other personnel to develop the adenosine A2R antagonists and in preparation for an IND filing related to our unique delivery platform and portfolio of adenosine A2R antagonists for the treatment of certain solid tumors. Should we fail to further raise sufficient funds to execute our business plan, our priority would be to maintain our intellectual property portfolio and seek business development opportunities with potential development partners and/or acquirors.

Termination of License Agreement

On October 5, 2020, the Company entered into an agreement with Ridgeway Therapeutics, Inc. (“Termination Agreement”) whereby the parties terminated the licensing agreement previously entered into on August 3, 2018 (“Licensing Agreement”), whereby the Company had previously licensed certain technologies related to targeting adenosine receptor antagonists for the treatment of cancer (the “Licensed Assets”). As a result of the Termination Agreement, the Company reacquired full ownership and worldwide rights to all of the Licensed Assets as well as any improvements made thereto.

In exchange for entering into the Termination Agreement, the Company issued to Ridgeway: (i) sixty-five million shares (“Common Shares”) of the Company’s common stock, (“Common Stock”), and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock (“Series F Preferred Stock”). Additionally, we have agreed to pay certain expenses and costs of Ridgeway’s aggregating approximately $25,000.

The Company has filed a certificate of designation (“COD”) with the Secretary of State of the State of Delaware that contains the rights, preferences, and privileges of the Series F Preferred Stock. Pursuant to the COD, each share of Series F Preferred Stock has a stated value of $10.00 per share and is convertible into Common Stock at any time at the election of the holder. In the aggregate, all of the Series F Preferred Stock issued to Ridgeway is convertible into such number of shares of Common Stock equal to eighty percent (80%) of the issued and outstanding shares of Common Stock, post-conversion, on the conversion date (taking into effect any forward or reverse stock splits or consolidations). The Series F Preferred Stock votes on an as if converted to common stock basis. Additionally, upon the Company’s outstanding Convertible Debentures (as such term is defined in the COD) being terminated, converted, or otherwise extinguished, the Series F Preferred Stock will automatically convert into Common Stock.

Pursuant to the Termination Agreement, in the event that the Company is unable to secure equity financing resulting in aggregate gross proceeds to the Company of at least $5,000,000 by October 5, 2023, or in the event that the Company ceases its operations, then the Termination Agreement will be deemed terminated and the Licensing Agreement will be reinstated in exchange for the return of the Common Shares and Series F Preferred Stock.

As a result of the issuance of the Common Shares and Series F Preferred Stock, Ridgeway Therapeutics became the owner of approximately 54.14% of the Company’s issued and outstanding Common Stock. Furthermore, by virtue of the issuance of the Series F Preferred Stock, Ridgeway will vote on an as if converted to common stock basis which shall be equal to eighty percent (80%) of the issued and outstanding Common Stock post-conversion. Accordingly, the board of directors of the Company has determined that a change in control of the registrant has occurred. The Company did not have a prior relationship with Ridgeway, or any of its principals, except pursuant to the terms contained in the Termination Agreement and its previous relationship under the Licensing Agreement.

NOTE 2 – MANAGEMENT’S PLANS TO CONTINUE AS A GOING CONCERN

Basis of Presentation

The opinion of our independent registered accounting firm on our consolidated financial statements contains explanatory going concern language. We have prepared our consolidated financial statements on the basis that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred losses from operations since inception, we have a working capital deficit of $12.5 million and we have an accumulated deficit of $67 million as of December 31, 2020. We anticipate incurring additional losses for the foreseeable future until such time, if ever, that we can generate significant sales from our therapeutic product candidates which are currently in development or we enter into cash flow positive business development transactions.

To date, we have generated no sales or revenues, have incurred significant losses and expect to incur significant additional losses as we advance our product candidates through development. Consequently, our operations are subject to all the risks inherent in the establishment of a pre-revenue business enterprise as well as those risks associated with a company engaged in the research and development of pharmaceutical compounds.

Our cash balances at December 31, 2020 were approximately $404,000, representing 100% of our total assets. We had curtailed substantially all operations in February 2018. Based on our current expected level of operating expenditures, and including approximately $250,000 that we raised in March 2020, $500,000 that we raised in October 2020 and $500,000 that we raised in January 2021 (see Note 15), pursuant to the sale of our senior convertible debentures, we expect to be able to fund our operations into the second quarter of 2022. We will require additional cash to fund and continue our operations beyond that point. This period could be shortened if there are any unanticipated increases in planned spending on development programs or other unforeseen events. We anticipate raising additional funds through collaborative arrangements, licensing agreements, public or private sales of debt or equity securities, or some combination thereof. There is no assurance that any such arrangement will be entered into or that financing will be available when needed in order to allow us to continue our operations, or if available, on terms favorable or acceptable to us.

In the event additional financing is not obtained, we may pursue cost cutting measures as well as explore the sale of assets to generate additional funds. If we are required to significantly reduce operating expenses and delay, reduce the scope of, or eliminate any of our development programs or clinical trials, these events could have a material adverse effect on our business, results of operations, and financial condition. These factors raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our current cash level raises substantial doubt about our ability to continue as a going concern past the second quarter of 2022. If we do not obtain additional funds by such time, we may no longer be able to continue as a going concern and will cease operation which means that our shareholders will lose their entire investment.

NOTE 3 – SUMMARY OF CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Principles of Consolidation

The consolidated financial statements include the accounts of the parent company, Inspyr Therapeutics, Inc., and its wholly-owned subsidiary, Lewis & Clark Pharmaceuticals, Inc. All significant intercompany accounts and transactions have been eliminated.

Reverse Stock Split and Increase in Authorized Shares

On June 10, 2020, the Company’s Board of Directors approved a one-for-thirty (1-for-30) reverse stock split of the Company’s common stock (“Reverse Stock Split”). Pursuant to the Reverse Stock Split, the Company filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on June 26, 2020 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every thirty shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

On September 17, 2019, the Company’s Board of Directors approved a one-for-twenty five (1-for-25) reverse stock split of the Company’s common stock. In furtherance of the Reverse Stock Split, the Company has filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on September 30, 2019 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every twenty-five shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split will also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise/conversion price being increased proportionately to the Reverse Stock Split ratio.

All share and per share data has been retroactively adjusted in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the June 26, 2020 and September 30, 2019 amendments.

Pursuant to a joint written consent of the board of directors and a majority of the voting power of the Company’s stockholders, the Company’s shareholders approved amending and restated the Company’s Certificate of Incorporation to (i) increase the Company’s authorized Common Stock from 150,000,000 shares to 1,000,000,000 shares and to (ii) increase or decrease (but not below the number of shares of such class outstanding) the number of authorized shares of the class of Common Stock or Preferred Stock by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

The Company filed the Amended and Restated Certificate of Incorporation with Delaware’s Secretary of State reflecting the foregoing changes with an effective date and time of November 27, 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Significant estimates include the fair value of derivative instruments, stock-based compensation, recognition of clinical trial costs and other accrued liabilities. Actual results may differ from those estimates.

Research and Development

Research and development costs are charged to expense as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials, compensation and consulting costs.

We incurred research and development expenses of $0.02 million and $0.04 million for the years ended December 31, 2020 and 2019, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed applicable government mandate insurance limits. We have not experienced any losses in our accounts. We did not have any cash equivalents at December 31, 2020 or 2019.

Restricted Cash

Restricted cash consisted of funds held in trust for the Company. The use of these funds was restricted to: (i) the payment of professional fees in connection with bringing the Company’s filings current, and (ii) the payment of vendors associated with the issuance and trading of the Company’s securities, such as transfer agent fees and fees payable to the OTCQB and FINRA. There were no restrictions on the use of cash at December 31, 2020.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may exceed applicable government mandated insurance limits. Cash and restricted cash was $0.4 million and $0.02 million at December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there was no cash over the federally insured limit.

Intangible Assets

Intangible assets consist of licensed technology, patents, and patent applications (see Note 5). The assets associated with licensed technology are recorded at cost and are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Office and Lab Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight line basis over the estimated useful lives of the assets of three to seven years. Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to expense. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its equipment for impairment.

Depreciation expense was approximately $0 and $2,000 for the years ended December 31, 2020 and 2019, respectively.

Loss per Share

Basic loss per share is calculated by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

The following potentially dilutive securities have been excluded from the computations of weighted average shares outstanding as of December 31, 2020 and 2019, as they would be anti-dilutive:

	Year Ended December 31,
	2020	2019
Shares underlying options outstanding	225	256
Shares underlying warrants outstanding	2,493	3,211
Shares underlying convertible notes outstanding	521,240,282	21,370,656
Shares underlying convertible preferred stock outstanding	749,643,728	263,728
	1,270,886,728	21,637,851

Derivative Liability

The Company has financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company values its derivative liabilities using the Black-Scholes option valuation model. The resulting liability is valued at each reporting date and the change in the liability is reflected as change in derivative liability in the statement of operations.

Fair Value of Financial Instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments with maturities of one year or less when acquired. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

The derivative liabilities consist of our convertible notes and Series F preferred stock with variable conversion features. The Company uses the Black-Scholes option-pricing model to value its derivative liabilities which incorporate the Company’s stock price, volatility, U.S. risk-free interest rate, dividend rate, and estimated life.

Fair Value Measurements

The U.S. GAAP Valuation Hierarchy establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company has recorded a derivative liability for its convertible notes and preferred stock with variable conversion features as of December 31, 2020 and 2019. The tables below summarize the fair values of our financial liabilities as of December 31, 2020 and 2019 (in thousands):

	Fair Value at December 31,	Fair Value Measurement Using
	2020	Level 1	Level 2	Level 3

Convertible notes	$2,705	—	—	$2,705
Preferred stock	4,123	—	—	4,123
Derivative liability	$6,828	$—	$—	$6,828

	Fair Value at December 31,	Fair Value Measurement Using
	2019	Level 1	Level 2	Level 3

Derivative liability – convertible notes	$1,785	$—	$—	$1,785

The reconciliation of the derivative liability measured at fair value on a recurring basis using unobservable inputs (Level 3) is as follows (in thousands):

	Year ended December 31,
	2020	2019

Balance at beginning of year	$1,785	$2,134
Additions to derivative instruments	2,465	243
Reclassification on conversion	(1,268)	(265)
Loss (gain) on change in fair value of derivative liability	3,846	(327)
Balance at end of year	$6,828	$1,785

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

Through December 31, 2018 we used the fair value method for equity instruments granted to non-employees and used the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

On January 1, 2019, the Company adopted ASU 2018-07, which substantially aligns stock-based compensation for employees and non-employees and accounts for non-employee share-based awards in accordance with the measurement and recognition criteria of ASC 718. The Company used the modified prospective method of adoption. There was no cumulative effect of the adoption of ASC 718.

Recent Accounting Pronouncements

With the exception of those discussed below, there have not been any recent changes in accounting pronouncements and Accounting Standards Update (ASU) issued by the Financial Accounting Standards Board (FASB) during the year ended December 31, 2020 that are of significance or potential significance to the Company.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We do not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.

NOTE 4 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table contains additional information for the periods reported (in thousands).

	Year Ended December 31,
	2020	2019
Non-cash financial activities:
Common stock issued on conversion of notes payable and derivative liability	$2,243	$473
Debentures converted to common stock	1,310	331
Derivative liability extinguished upon conversion of notes payable	1,268	265
Derivative liability issued	2,465	243
Accounts payable paid through issuance of debentures	100	—

There was no cash paid for interest and income taxes for the years ended December 31, 2020 and 2019.

NOTE 5 – INTELLECTUAL PROPERTY

We solely own or have exclusive licenses to all of our patents and patent applications. Between 2008 and 2011, we entered into license and assignment agreements with Johns Hopkins University (JHU), the University of Copenhagen (UC) and certain co-inventors (Assignee Co-Founders), in which we paid $212,000 in cash and common stock. As a result of these payments and pursuant to the agreements, we acquired worldwide, exclusive, fully paid up rights in know-how, pre-clinical data, development data and certain patent portfolios that relate to, and form the basis of, our technology. Under these agreements, we are not required to make any other future payments, including fees or other reimbursements, milestones, or royalties, to JHU, UC, or the Assignee Co-Founders.

Amortization expense recorded during the year ended December 31, 2019 was approximately $33,000. Intangibles have been fully amortized at December 31, 2019.

NOTE 6 – ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019

Accrued compensation and benefits	$1,326	$1,326
Accrued research and development	233	233
Accrued other	381	307
Total accrued expenses	$1,940	$1,866

NOTE 7 – DERIVATIVE LIABILITY

We account for equity-linked financial instruments, such as our convertible preferred stock, convertible debentures and our common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the respective agreement. Equity-linked financial instruments are accounted for as derivative liabilities, in accordance with ASC Topic 815 – Derivatives and Hedging, if the instrument allows for cash settlement or issuance of a variable number of shares. We classify derivative liabilities on the balance sheet at fair value, and changes in fair value during the periods presented in the statement of operations, which is revalued at each balance sheet date subsequent to the initial issuance of the stock warrant.

We have issued convertible debentures and preferred stock which contain variable conversion features, anti-dilution protection and other conversion price adjustment provisions. As a result, the Company assessed its outstanding equity-linked financial instruments and concluded that the convertible notes and preferred stock are subject to derivative accounting. The fair value of the conversion feature is classified as a liability in the consolidated financial statements, with the change in fair value during the periods presented recorded in the consolidated statement of losses.

During the years ended December 31, 2020 and 2019, we recorded loss of approximately $3.8 million and gain of approximately $0.3 million, respectively, related to the change in fair value of the derivative liabilities during the periods. For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuations of the derivatives at December 31, 2020 are as follows:

2020
Volatility	343% - 367%
Expected term (years)	3 - 12 months
Risk-free interest rate	0.09% – 0.095%
Dividend yield	None

As of December 31, 2020 and 2019, the derivative liability recognized in the financial statements was approximately $6.8 million and $1.8 million, respectively.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Operating Leases

Inspyr currently does not have any ongoing leases for office space. It has availability to office space on an as needed basis. Its employees work on a remote basis.

There was no rent expense for the years ended December 31, 2020 and 2019, respectively.

Legal Matters

The Company is subject at times to legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

COVID-19 Uncertainty

On March 11, 2020, the World Health Organization declared a pandemic related to the rapidly spreading coronavirus (COVID-19) outbreak, which has led to a global health emergency. The extent of the public-health impact of the outbreak is currently unknown and rapidly evolving, and the related health crisis could adversely affect the global economy, resulting in an economic downturn. Any disruption of the Company’s facilities or those of our suppliers could likely adversely impact the Company’s operations. At this time, there is significant uncertainty relating to the potential effect of the novel coronavirus on our business.

NOTE 9 – CAPITAL STOCK AND STOCKHOLDERS’ EQUITY

Preferred Stock

As of December 31, 2020, there were outstanding 133.8 shares of Series A Preferred Stock, 71 shares of Series B Preferred Stock, 290.4 shares of Series C Preferred Stock, 5,000 shares of Series D Preferred Stock, 5,000 shares of Series E Preferred Stock and 8,000 shares of Series F Preferred Stock.

On October 6, 2020, the Company has filed a certificate of designation (“COD”) with the Secretary of State of the State of Delaware that contains the rights, preferences, and privileges of the Series F Preferred Stock. Pursuant to the COD, each share of Series F Preferred Stock has a stated value of $10.00 per share and is convertible into Common Stock at any time at the election of the holder. We issued all 8,000 shares of the Series F stock to Ridgeway Therapeutics, Inc. in connection with the Termination Agreement described in Note 1. In the aggregate, all of the Series F Preferred Stock issued to Ridgeway is convertible into such number of shares of Common Stock equal to eighty percent (80%) of the issued and outstanding shares of Common Stock, post-conversion, on the conversion date (taking into effect any forward or reverse stock splits or consolidations). The Series F Preferred Stock votes on an as if converted to common stock basis. Additionally, upon the Company’s outstanding Convertible Debentures (as such term is defined in the COD) being terminated, converted, or otherwise extinguished, the Series F Preferred Stock will automatically convert into Common Stock.

On May 2, 2020, we sold 5,000 shares of Series E 0% Convertible Preferred Stock to an accredited investor at a price per share of $1.00 for aggregate gross proceeds of $5,000. Each share of Series E Preferred Stock has stated value of $1.00. The Series E Preferred Stock is convertible, at any time after the Original Issue Date at the option of the Holder into that number of shares of Common Stock (Subject to the limitations set forth in Section 6(d) of the certificate of designation of the Series E Preferred Stock), determined by dividing the stated value by the then in effect conversion price. As of December 31, 2020, the conversion price is $0.30 per share.

With respect to a vote of stockholders to approve a reverse split of the Common Stock to occur no later than December 31, 2022 only, each share of Series E Preferred Stock held by a holder, as such, is entitled to 100,000 votes. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series E Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the certificate of incorporation, holders of the Series E Preferred Stock shall vote together with the holders of Common Stock as a single class.

During December 2018, we designated 5,000 shares of preferred stock as Series D 0% Convertible Preferred Stock (the “Series D Preferred Stock”). Each share of Preferred Stock has a par value of $0.0001 per share and a stated value equal to $1.00 (the “Stated Value”). During January 2019, we issued the 5,000 shares of Series D Convertible Preferred Stock for proceeds of $5,000. Each share of Series D Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Series D Preferred Stock by the Conversion Price. As of December 31, 2020, the Conversion Price is $3.75 per share of Series D Preferred Stock.

With respect to a vote of stockholders to approve a reverse split of the Common Stock to occur no later than December 31, 2019, only, each share of Series D Preferred Stock held by a Holder, as such, was entitled to 30,001 votes. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the certificate of incorporation, holders of the Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

In December 2015, we issued 1,853 shares of our Series A 0% Convertible Preferred Stock (the “Series A Preferred Stock”), with a stated value of $1,000 per share and the common shares are issuable pursuant to conversion of the Series A Preferred Stock at a conversion price of $397.50 per share as of December 31, 2020, subject to a 9.99% beneficial ownership limitation and subject to adjustment pursuant to stock splits and dividends. The Series A Preferred Stock was subject to adjustment pursuant to anti-dilution protection for subsequent equity sales for a period of 18 months from the effective date of the registration statement registering the shares underlying the Series A Preferred Stock, or until July 29, 2017.

In December 2016, we issued 1,000 shares of our Series B 0% Convertible Preferred Stock (the “Series B Preferred Stock”), with a stated value of $1,000 per share and the common shares are issuable pursuant to conversion of the Series B Preferred Stock at a conversion price of $0.01 per share as of December 31, 2020, subject to beneficial ownership limitations and subject to adjustment pursuant to stock splits and dividends, and subject to adjustment pursuant to anti-dilution protection for subsequent equity sales and other conversion price adjustments.

In March and April 2017, we issued 290.43148 shares of Series C 0% Convertible Preferred Stock (the “Series C Preferred Stock”). The Series C Preferred Stock has a stated value of $1,000 and common shares are issuable pursuant to conversion of the Series C Preferred Stock at a conversion price of $15.00 per share for 200 shares of series C preferred stock and a conversion price of $7.50 per shares for 90.43418 shares of our Series C preferred stock as of December 31, 2020, subject to certain beneficial ownership limitations and subject to adjustment pursuant to stock splits and dividends, and pursuant to anti-dilution protection for subsequent equity sales for a period of twelve (12) months from the issuance of the Series C Preferred Stock.

As a result of past equity financings and conversions of debentures, the conversion prices of (i) our Series A Preferred Stock has been reduced to $397.50 per share at December 31, 2020, (ii) our Series B Preferred Stock has been reduced to $0.01 per share at December 31, 2020, (iii) 200 shares of our Series C preferred stock has been reduced to $15.00 per share at December 31, 2020, (iv) 90.43418 shares of our Series C Preferred Stock has been reduced to $0.25 per share at December 31, 2019.

As a result of the reductions of the conversion prices of our preferred stock, we have recorded a deemed dividend of approximately $64,000 and $54,000 during the years ended December 31, 2020 and 2019, respectively.

Common Stock

Increase in Authorized Shares

Pursuant to a joint written consent of the board of directors and a majority of the voting power of the Company’s stockholders, the Company’s shareholders approved amending and restated the Company’s Certificate of Incorporation to (i) increase the Company’s authorized Common Stock from 150,000,000 shares to 1,000,000,000 shares and to (ii) increase or decrease (but not below the number of shares of such class outstanding) the number of authorized shares of the class of Common Stock or Preferred Stock by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

The Company filed the Amended and Restated Certificate of Incorporation with Delaware’s Secretary of State reflecting the foregoing changes with an effective date and time of November 27, 2020.

Reverse Stock Splits

On June 10, 2020, the Company’s Board of Directors approved a one-for-thirty (1-for-30) reverse stock split of the Company’s common stock (“Reverse Stock Split”). Pursuant to the Reverse Stock Split, the Company filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on June 26, 2020 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every thirty shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

On September 17, 2019, the Company’s Board of Directors approved a one-for-twenty five (1-for-25) reverse stock split of the Company’s common stock. In furtherance of the Reverse Stock Split, the Company has filed an amended and restated certificate of incorporation with the Secretary of State of Delaware to effect the Reverse Stock Split effective as of 5:00 p.m. Eastern Time on September 30, 2019 (“Effective Time”). Accordingly, at the Effective Time, each of the Company’s common stock shareholders received one new share of common stock for every twenty-five shares such shareholder held immediately prior to the Effective Time. The Reverse Stock Split will also affected the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and resulted in the shares underlying such instruments being reduced and the exercise/conversion price being increased proportionately to the Reverse Stock Split ratio.

All share and per share data has been retroactively adjusted in the accompanying consolidated financial statements and footnotes for all periods presented to reflect the effects of the June 26, 2020 and September 30, 2019 amendments.

Common Stock Activity

In October 2020, we issued 65,000,000 shares of common stock with a fair value of $266,500 in connection with the Ridgeway Termination Agreement (see Note 1).

During the year ended December 31, 2020, we issued a total of 120,001,618 shares of common stock, valued at $2,243,628, upon the conversion of $1,310,068 principal amount of our convertible debentures. We recorded gain on conversion of debt of $334,206 during the year ended December 31, 2020.

During the year ended December 31, 2019, we issued a total of 508,874 shares of common stock, valued at $471,583, upon the conversion of $331,415 principal amount of our convertible debentures. We recorded gain on conversion of debt of $125,089 during the year ended December 31, 2019.

NOTE 10 – STOCK OPTIONS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the Deferred Plan). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the Code). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

Inspyr’s Compensation Plans

The Company’s 2007 Equity Compensation Plan (2007 Plan), 2009 Executive Compensation Plan (2009 Plan), 2017 Equity Compensation Plan (2017 Plan), and the Inducement Award Stock Option Plan (Inducement Plan) (together, the Plans) provide for the awarding of stock grants, nonqualified and incentive stock options, restricted stock units, performance units or other stock-based awards to officers, directors, employees and consultants of the Company. The purpose of the Plans is to advance the interests of Inspyr and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. Our Plans are administered by a committee of non-employee directors (the Committee). The Committee determines: who shall be granted awards; the vesting periods; the exercise price; and any other terms deemed appropriate for any award.

Our 2007 Plan is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 67 shares of common stock for the foregoing awards per fiscal year with an aggregate of 267 shares of common stock available for issuance under the 2007 Plan. As of December 31, 2020, we have granted awards under the 2007 Plan equal to approximately 241 shares of our common stock, and 202 shares have been cancelled or forfeited. Accordingly, there are 228 shares of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

Our 2009 Plan, as amended is administered by our Board or any of its committees. The purpose of our 2009 Plan is to advance the interests of the Company and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2020, our 2009 Plan authorizes the issuance of up to 267 shares of our common stock for the foregoing awards, and we have granted awards under the plan equal to approximately 220 common shares, and 184 shares have been cancelled or forfeited. Accordingly, there are 231 shares of common stock available for future awards under the 2009 Plan.

Our Inducement Plan is administered by our board or our compensation committee. The Plan is intended to be used in connection with the recruiting and inducement of senior management and employees. The issuance of wards under the Inducement Plan is at the discretion of the administrator which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. The Company did not seek approval of the Plan by our stockholders. Pursuant to the Inducement Plan, the Company may grant stock options for up to a total of 400 shares of common stock to new employees of the Company. As of December 31, 2020, 282 grants have been made pursuant to the Plan, and 130 shares have been cancelled or forfeited. Accordingly, there are 248 shares of common stock available for future awards under the Inducement Plan.

Our 2017 Plan is administered by our Board or any of its committees. The purpose of our 2017 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business. The issuance of awards under our 2017 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2017 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock-based awards. As of December 31, 2020, our 2017 Plan authorizes the issuance of up to 2,667 shares of our common stock for the foregoing awards, and we have not granted any awards under the plan. Accordingly, there are 2,667 shares of common stock available for future awards under the 2017 Plan.

The Company has not recorded any stock-based compensation expense related to the issuance of stock option awards during the years ended December 31, 2020 and 2019. As of December 31, 2020, there was no unrecognized compensation cost related to non-vested stock options.

The following table summarizes stock option activity for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)

Outstanding at December 31, 2018	438	$4,710
Granted	—	$—
Forfeited	(175)	$6,807
Outstanding at December 31, 2019	263	$3,281	2.9
Granted	—	$—
Forfeited	(38)	$12,327
Outstanding at December 31, 2020	225	$1,793	2.4

Exercisable at December 31, 2020	225	$1,793	2.4

No options were issued or exercised during the years ended December 31, 2020 and 2019. The options had no intrinsic value at December 31, 2020.

NOTE 11 – WARRANTS

Transactions involving our warrants are summarized as follows:

	Number of shares	Weighted- average exercise price	Weighted- average remaining contractual term (in years)

Outstanding at December 31, 2018	3,375	$2,370
Granted	—	$—
Forfeited	(140)	$27,147
Outstanding at December 31, 2019	3,235	$1,289	1.8
Granted	—	$—
Forfeited	(742)	$5,673
Outstanding at December 31, 2020	2,493	$15.99	1.0

Exercisable at December 31, 2020	2,493	$15.99	1.0

No warrants were issued or exercised during the years ended December 31, 2020 and 2019. The warrants had no intrinsic value at December 31, 2020.

As a result of recent equity financings and conversions of debentures, the exercise prices of the warrants issued in conjunction with our Series B preferred stock have been reduced to $0.30 and the warrants issued in conjunction with our Series C preferred stock have also been reduced to $7.50 - $15.00 at December 31, 2020.

The following table summarizes outstanding common stock purchase warrants as of December 31, 2020:

	Number of shares	Weighted- average exercise price	Expiration
Issued to consultants	10	$3,263	August 2023
Issued pursuant to 2016 financings	1,958	$0.30	December 2021
Issued pursuant to 2017 financings	525	$12.67	March 2022 through April 2022
	2,493

NOTE 12 – CONVERTIBLE DEBENTURES AND NOTES

Extension of Outstanding Debentures until December 31, 2020

Effective March 6, 2020, Sabby Healthcare Master Fund, Ltd and Sabby Volatility Warrant Master Fund, Ltd. waived certain events of default under debentures and notes issued in our December 2018 note offering, July 2018 debenture offering and September 2017 debenture offering (collectively, the “Debenture Offerings”) and extended the maturity date of such debentures until July 16, 2020. Effective July 16, 2020 the maturity dates of all of the debentures was extended to December 31, 2020. Effective December 31, 2020, the maturity date of all debentures that matured during 2020 were extended to June 30, 2021.

Conversion Price Adjustment Agreement

On November 25, 2020, the Company entered into a conversion price adjustment agreement (the “Agreement”) with Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, “Sabby”). Pursuant to the Agreement, approximately $2.4 million in outstanding senior convertible debentures held by Sabby were amended such that their conversion prices into common stock of the Company are equal to the lesser of (i) $0.33 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion.

October 2020 Debentures

On October 23, 2020, the Company sold an aggregate of $600,000 of senior convertible debentures (“Debentures”) for (i) $500,000 in cash and (ii) $100,000 in cancellation of outstanding indebtedness to existing accredited and institutional investors (the “Investors”) of the Company.

The Debentures (i) are non-interest bearing, (ii) have a maturity date of October 23, 2021, (iii) are convertible into shares of common stock (“Common Stock”) of the Company at the election of the Investors at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) have a conversion price equal to the lesser of (i) $0.33 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion.

The Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The Investors also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the Debentures.

Without the approval of the Debenture holders holding at least 67% of the then outstanding principal amount of the Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any Investor, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

We recorded an initial derivative liability of $619,627 related to the fair value of the derivative liability associated with the debentures. We recorded debt discount of $600,000, which will be amortized to interest expense over the term of the debentures, and we charged $19,627 to interest expense upon issue. We have amortized $112,500 of discount to interest expense at December 31, 2020.

March 2020 Debentures

On March 6, 2020, the Company sold an aggregate of $250,000 of senior convertible debentures (the “March 2020 Debentures”) for cash to existing accredited institutional investors of the Company (the “March 2020 Offering”). The March 2020 Debentures issued (i) are non-interest bearing, (ii) have a maturity date of July 16, 2020 and (iii) are convertible into shares of common stock of the Company at the election of the Investor at any time, subject to a beneficial ownership limitation of 9.99%. The March Debentures have a conversion price equal to the lesser of (i) $0.33 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion. The maturity date of the debentures has been extended to June 30, 2021.

The March 2020 Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The investors will also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the March 2020 Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the March 2020 Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the March 2020 Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the debentures.

Furthermore, without the approval of the debenture holders holding at least 67% of the then outstanding principal amount of the March Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any investor, (ii) repay or repurchase or acquire shares of its common stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company.

We recorded debt discount of $167,080 related to the fair value of the derivative liability associated with the debentures at the date of issuance. This discount has been fully amortized to interest expense at December 31, 2020.

November 2019 Debentures

Sabby Volatility Warrant Master Fund, Ltd. has paid certain of our accounts payable in the amount of $26,235. We issued $26,235 in new debentures with substantially the same terms as those issued in our Debenture Offerings. The debentures were issued in November 2019. The debentures originally matured November 20, 2020. The maturity date of the debentures has been extended to June 30, 2021.

October 2019 Debentures

Effective September 30 2019, Sabby Healthcare Master Fund, Ltd and Sabby Volatility Warrant Master Fund, Ltd. waived certain events of default under debentures and notes issued in our Debenture Offerings and extended the maturity date of such debentures until March 31, 2020 in exchange for the issuance of $96,000 in new debentures with substantially the same terms as those issued in our Debenture Offerings. The debentures were issued in October 2019. The debentures originally matured on October 1, 2020. The maturity date of the debentures has been extended to June 30, 2021.

July 2019 Debentures

On July 16, 2019, we entered into securities purchase agreements with certain institutional investors. Pursuant to the securities purchase agreement, we issued an aggregate of $154,000 of senior convertible debentures (the “July 2019 Debentures”) in exchange for the extension of the maturity date of our December 2018 convertible notes and certain of our July 2018 and September 2017 convertible debentures, and the waiver of certain default provisions of our July 2018 and September 2017 convertible debentures. We charged $154,000 to finance cost at the date of issuance.

The July 2019 Debentures (i) are non-interest bearing, (ii) have a maturity date one (1) year from the date of issuance and (iii) are convertible into shares of our common stock at the election of the investor at any time, subject to a beneficial ownership limitation of 4.99% which may be increased to 9.99% by the investor upon 61 days’ notice. The July 2019 Debentures have a conversion price equal to the lesser of (i) $0.33 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion. The July 2019 Debentures also contain provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The investors will also have the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the July 2019 Debentures contain anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the July 2019 Debentures are no longer outstanding. Additionally, the Company has the option to redeem some or all of the July 2019 Debentures for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the July 2019 Debentures. The maturity date of the debentures has been extended to June 30, 2021.

Furthermore, without the approval of the Investors holding at least 67% of the then outstanding principal amount of the July 2019 Debentures, the Company may not (i) amend its charter documents in any manner that adversely affects the rights of any Investor, (ii) repay or repurchase or acquire shares of its Common Stock, (iii) repay, repurchase, or acquire certain indebtedness, or (iv) pay cash dividends or distributions on any equity securities of the Company. The Company is also obligated under the Securities Purchase Agreement to pay investors, as partial liquidated damages, a fee of 2.0% of each Investor’s initial principal amount of such Investor’s July 2019 Debenture in cash upon our failure to have current public information available beginning six (6) months after the issuance date of the Debentures.

December 2018 Debentures

On December 13, 2018 we issued an aggregate of $25,000 in convertible promissory notes (“Notes”) for cash proceeds of $25,000. The Notes will mature on the earlier of (i) June 30, 2019 or (ii) such time as we raise capital in exchange for the sale of securities (“Maturity Date”) and bear interest at 10% per year, payable on the Maturity Date. Pursuant to the terms of the Notes, the Notes may be converted into shares of common stock upon an Event of Default (as such term is defined in the Notes) or upon the Maturity Date at the election of the holder at a price per share equal to 75% of the lowest trade price of our common stock on the trading day immediately prior to the date such exchange is exercised by the holder. The maturity date of the debentures has been extended to June 30, 2021.

July 2018 Debentures

On July 3, 2018, we entered into securities purchase agreements with certain institutional investors. Pursuant to the securities purchase agreement, we sold an aggregate of $515,000 of senior convertible debentures (“July 2018 Debentures”) consisting of $500,000 in cash and the cancellation of $15,000 of obligations of the Company. Pursuant to the terms of the securities purchase agreement, we issued $515,000 in principal amount of July 2018 Debentures. The July 2018 Debentures have substantially the same terms as the July 2019 Debentures. The maturity date of the debentures has been extended to June 30, 2021.

September 2017 Debentures

On September 12, 2017 we entered into an exchange agreement (“Exchange Agreement”) with certain holders of our Series A 0% Convertible Preferred Stock (“Series A Shares”) and Series B 0% Convertible Preferred Stock (“Series B Shares”). Pursuant to the terms of the Exchange Agreement, we issued to the investors approximately $2.5 million in principal amount of senior convertible debentures (the “September 2017 Debentures”) in exchange for 1,614.8125 Series A Shares with a stated value of approximately $1.6 million and 890 Series B Shares with a stated value of approximately $0.9 million.

On September 12, 2017, we sold an aggregate of $320,000 of our September 2017 Debentures. The sale consisted of $250,000 in cash and the cancellation of $70,000 of obligations of the Company.

The September 2017 Debentures have substantially the same terms as the July 2019 Debentures. The maturity date of the debentures has been extended to June 30, 2021.

As a result of a buy-in failure to deliver certain shares pursuant to a debenture conversion, the Company incurred penalties of $24,551, as provided for in the debenture; such amount reduced the gain on our conversion of debt during the year ended December 31, 2020.

NOTE 13 — LICENSE TERMINATION COST

As described in Note 1, on October 5, 2020, we entered into an agreement with Ridgeway Therapeutics, Inc. whereby the parties terminated the Licensing Agreement previously entered into on August 3, 2018.

In exchange for entering into the Termination Agreement, the Company issued to Ridgeway 65 million shares of common stock and 8,000 shares of Series F 0% Convertible Preferred Stock Additionally, we have agreed to pay certain expenses and costs of Ridgeway’s aggregating approximately $25,000.

We valued the 65 million shares of common stock at $266,500, based on the fair value of the stock on the date of the agreement, which has been charged to license termination cost. Additionally, since the Series F preferred stock contains a variable conversion feature, we recorded a derivative value associated with the preferred stock of $1,677,901, which has been charged to license termination cost.

NOTE 14 — INCOME TAXES

The Company had, subject to limitation, $42 million of net operating loss carryforwards at December 31, 2020, of which $39.9 million will expire at various dates through 2037. In addition, the Company has research and development tax credits of approximately $458,000 at December 31, 2020 available to offset future taxable income, which will expire from 2028 through 2037. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our lack of earnings history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by approximately $226,000 and $241,000 for the years ended December 31, 2020 and 2019, respectively. Significant components of deferred tax assets and liabilities are as follows (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryover	$9,064	$8,838
Stock-based compensation	1,920	1,920
Accrued compensation	334	334
Other	30	30
Tax credits	458	458
Total deferred tax assets	11,806	11,580
Less: valuation allowance	(11,806)	(11,580)
Net deferred tax assets	$—	$—

The actual tax benefit differs from the expected tax benefit for the years ended December 31, 2020 and 2019 (computed by applying the U.S. Federal Corporate tax rate of 21% to income before taxes) are as follows:

	2020	2019
Statutory federal income tax rate	(21.0)%	(21.0)%
State income taxes, net of federal benefits	(7.0)%	(7.0)%
Non-deductible items	24.4%	2.2%
Valuation allowance	3.6%	25.8%
Effective income tax rate	—%	—%

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

NOTE 15 – SUBSEQUENT EVENTS

On January 12, 2021, we sold $500,000 of senior convertible debentures (“Debenture”) for (i) $500,000 for cash to an existing institutional investor (the “Investor”) of the Company. The Debenture (i) is non-interest bearing, (ii) has a maturity date of January 12, 2022, (iii) is convertible into shares of common stock (“Common Stock”) of the Company at the election of the Investor at any time, subject to a beneficial ownership limitation of 9.99%, and (iv) has a conversion price equal to the lesser of $0.33 and 85% of the lowest Volume Weighted Average Price (VWAP) during the five (5) Trading Days immediately prior to the conversion date, subject to adjustment, as described therein.

The Debenture also contains provisions providing for an adjustment in the event of stock splits or dividends, and fundamental transactions. The Investor also has the right to participate in subsequent rights offerings and pro rata distributions. Additionally, the Debentures contains anti-dilution protection in the event of subsequent equity sales at a price that is lower than the then applicable conversion price until such time that the Debenture is no longer outstanding. Additionally, the Company has the option to redeem some or all of the Debenture for cash upon notice of twenty (20) trading days provided certain conditions are met by the Company as more fully described in the Debenture.

During 2021 we issued 318,664,776 shares of common stock upon conversion of $1,964,500 principal amount of our convertible debentures.

On March 1, 2021, we entered into a settlement and release agreement with Claire Thom, one of our independent directors for the settlement of past due director fees and the mutual release of all claims. Pursuant to the agreement, Dr. Thom agreed to waive $204,500 in outstanding director fees in exchange for the following: (i) the payment of $40,000 (of which $20,000 was paid in November 2020 and $20,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

On March 1, 2021, we entered into a settlement and release agreement with Scott Ogilvie, one of our independent directors for the settlement of all past due director fees and the mutual release of all claims. Pursuant to the agreement, Mr. Ogilvie agreed to waive $231,167 in outstanding director fees in exchange for the following: (i) the payment of $60,000 (of which $30,000 was paid in November 2020 and $30,000 in February 2021) and (ii) immediately prior to the announcement that the Company has received approval from the FDA to commence its first Phase 1 clinical trial after March 1, 2021, a common stock purchase option with a Black Scholes’ value of $40,000, having an exercise price equal to the closing price on the day preceding the announcement, and a term of 10 years. We also agreed to amend our non-employee director compensation policy such that on April 1, 2021 each director will be entitled to receive a quarterly Board fee of $5,000 in cash.

INSPYR THERAPEUTICS, INC.

41,135,336

Shares of Common Stock

Prospectus

                          , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than placement agent fees. All expenses incurred will be paid by the Company.  All of the amounts shown are estimates other than the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$1,481
Legal fees and expenses	$50,000
Accounting fees and expenses	$10,000
Printing and engraving expenses	$1,000
Transfer agent’s fees	$500
Miscellaneous fees and expenses	$1,000
Total	$63,981

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowingly violated a law, (iv) authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or (v) obtained an improper personal benefit.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws. As a general policy, we enter into indemnification agreements with our officers and directors.

Item 15. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received. The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act and the rules promulgated thereunder. All share amounts and prices reflect the 1-for-30 reverse stock split that was effective June 26, 2020 and include adjustment for any prior reverse stock splits that may have occurred subsequent the issuances described hereunder.

●	During January 2019, we issued 5,000 shares of Series D Convertible Preferred Stock for proceeds of $5,000. The Series D Convertible Preferred Stock is convertible into common stock at a conversion price of $3.75 per share.

●	Between January 1, 2019 and March 31, 2019, Debenture holders converted an aggregate of $204,221 into 87,249 shares of common stock at per share conversion prices ranging from $1.575 to $3.45.

●	In July 2019, we issued an aggregate of $154,000 in senior convertible debentures (“July 2019 Debentures”) to certain accredited investors in exchange for the extending the maturity dates of all of our existing debentures until September 30, 2019, and waiving certain potential defaults related to registration rights related to shares underlying such debentures. The July 2019 Debentures, as amended had materially the same terms as the March 2020 Debentures described below. As of the date hereof, they have been fully converted into common stock.

●	On October 1, 2019, we issued an aggregate of $96,000 in senior convertible debentures (“October 2019 Debentures”) to certain accredited investors in exchange for the extending the maturity dates of all of our existing debentures until March 31, 2019. The October 2019 Debentures, as amended had materially the same terms as the March 2020 Debentures described below. As of the date hereof, they have been fully converted into common stock.

●	In November 2019, in exchange for the payment of a payable, we issued an aggregate of approximately $26,000 in senior convertible debentures to an accredited investor. The terms of these debentures, as amended, are materially the same as the March 2020 Debentures described below. As of the date hereof, they have been fully converted into common stock.

●	Between October 1, 2019 and December 31, 2019, debenture holders converted an aggregate of $127,193 into 421,625 shares of common stock at per share conversion prices ranging from $0.207 to $1.578.

●	Between January 1, 2020 and March 31, 2020, debenture holders converted an aggregate of $451,662 into 4,378,375 shares of common stock at per share conversion prices ranging from $0.0021 to $0.47.

●	On March 6, 2020, we issued an aggregate of $250,000 in senior convertible debentures (“March 2020 Debentures”) to certain accredited investors for cash. At issuance, the conversion price of the March 2020 Debentures was equal to the lesser of (i) $0.33 and (ii) 85% of the lesser of (a) the volume weighted average price on the trading day immediately preceding a conversion date and (b) the volume weighted average price on a conversion date. Pursuant to an amendment to the March 2020 Debentures and all other outstanding convertible debentures owned by certain shareholders, the conversion price was amended such that the conversion price is equal to the lesser of (i) $0.33 and (ii) 85% of the lowest volume-weighted average price during the five trading days immediately prior to the date of conversion. As of the date of this report, the March 2020 Debentures have been fully converted into common stock.

●	On May 2, 2020, we sold 5,000 shares of Series E 0% Convertible Preferred Stock to an accredited investor at a price per share of $1.00 for aggregate gross proceeds of $5,000. The Series E Preferred Stock are convertible into shares of Common Stock at a conversion price of $0.30 per share.

●	Between July 1, 2020 and August 12, 2020, debenture holders converted an aggregate of $80,906 into 1,585,400 shares of common stock at per share conversion prices ranging from $0.0315 to $0.086.

●	On October 5, 2020, we entered into an agreement with Ridgeway Therapeutics (“Ridgeway”) to terminate an outstanding license agreement previously entered into with Ridgeway (“Termination Agreement”). Pursuant to the Termination Agreement, as consideration, we issued Ridgeway (i) 65,000,000 shares of our Common Stock and (ii) 8,000 shares of Series F 0% Convertible Preferred Stock. The 8,000 shares of Series F Preferred Stock are convertible into an aggregate of eighty percent (80%) of the issued and outstanding Common Stock post-conversion on the conversion date. The Series F Preferred Stock votes on an as converted to Common Stock basis. Additionally, upon the termination, conversion, or otherwise extinguishment of certain or our outstanding convertible debentures, the Series F Preferred Stock will automatically convert into Common Stock.

●	On October 23, 2020, we issued an aggregate of $600,000 in senior convertible debentures (“October 2020 Debentures”) to certain accredited investors for $500,000 cash and the cancellation of $100,000 in outstanding obligations. The October 2020 Debentures have the same terms as the March 2020 Debentures, as amended, and mature on October 23, 2021.

●	Between August 17, 2020 and October 9, 2020, debenture holders converted an aggregate of $525,290 into 78,412,843 shares of common stock at per share conversion prices ranging from $0.0026 to $0.019.

●	Between November 30, 2020 and December 31, 2020, debenture holders converted an aggregate of $252,210 into 35,625,000 shares of common stock at per share conversion prices ranging from $0.0045 to $0.0089.

●	Between January 1, 2021 and March 15, 2021, debenture holders converted an aggregate of $1,964,500 into 318,664,776 shares of common stock at per share conversion prices ranging from $0.0045 to $0.0073.

●	On January 12, 2021 we issued an aggregate of $500,000 in senior convertible debentures (“January 2021 Debentures”) to certain accredited investors for cash. The January 2021 Debentures have the same terms as the March 2020 Debentures, as amended, and mature on January 12, 2022.

Item 16. Exhibits.

See Exhibit Index beginning on page 47 of this registration statement.

Item 17. Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)         Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Lowe, acting alone, with full power of substitution and resubstitution and full power to act, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and all documents in connection therewith (including all post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act), with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2017.

Signature	Title	Date

/S/ MICHAEL CAIN	Chief Executive Officer, Chief Financial Officer and Director	April 29, 2021
Michael Cain	(Principal Executive Officer) (Principal Financial and Accounting Officer)

/S/ SCOTT OGILVIE	Director	April 29, 2021
Scott Ogilvie

/S/ CLAIRE THOM	Director	April 29, 2021
Claire Thom, Pharm.D.

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

3.01(i)	Amended and Restated Certificate of Incorporation dated September 4, 2013		8-K	3.01	333-153829	9/6/13

3.02(i)	Amendment to the Amended and Restated Certificate of Incorporation, effective August 1, 2016		8-K	3.01	333-153829	8/2/16

3.03(i)	Amended and Restated Certificate of Incorporation dated October 21, 2016		8-K	3.01(i)	000-55331	11/10/16

3.04(i)	Amended and Restated Certificate of Incorporation, effective September 30, 2019		8-K	3.01(i)	000-55331	9/30/19

3.05(i)	Amended and Restated Certificate of Incorporation, effective June 26, 2020		8-K	3.01(i)	000-55331	6/29/20

3.06(ii)	Amended and Restated Bylaws		8-K	3.02	333-153829	1/11/10

3.07(i)	Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock		8-K	3.01	000-55331	12/23/15

3.08(i)	Certificate of Designation of Preferences, Rights and Limitations of Series B 0% Convertible Preferred Stock		8-K	3.01	000-55331	12/12/16

3.09(i)	Certificate of Designation of Preferences, Rights and Limitations of Series C 0% Convertible Preferred Stock		8-K	3.01	000-55331	3/20/17

3.10(i)	Certificate of Designation of Preferences, Rights and Limitations of Series D 0% Convertible Preferred Stock		10-K	3.08(i)	000-55331	4/26/19

3.11(i)	Certificate of Designation of Preferences, Rights and Limitations of Series E 0% Convertible Preferred Stock		10-K	3.10(i)	000-55331	5/14/20

3.12(i)	Certificate of Designation of Preferences, Rights and Limitations of Series F 0% Convertible Preferred Stock		8-K	3.01(i)	000-55331	10/8/20

3.13(i)	Amended and Restated Certificate of Incorporation Effective November 27, 2020		8-K	3.01(i)	000-55331	11/27/20

4.01	Specimen of Common Stock Certificate		S-1	4.01	333-153829	10/03/08

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.02	Form of Series A Preferred Stock Certificate		8-K	4.01	000-55331	12/23/15

4.03	Form of Series B Preferred Stock Certificate		8-K	4.01	000-55331	12/12/16

4.04	Form of Series C Preferred Stock Certificate		8-K	4.01	000-55331	3/20/17

4.05**	Amended and Restated GenSpera 2007 Equity Compensation Plan amended January 2010		8-K	4.01	333-153829	1/11/10

4.06**	GenSpera / Inspyr Therapeutics Form of 2007 Equity Compensation Plan Option Grant, 2009 Executive Compensation Plan Option Grant and 2017 Equity Compensation Plan Option Grant		8-K	4.02	333-153829	9/09/09

4.07**	Amended and Restated 2009 Executive Compensation Plan amended on March 25, 2013		10-K	4.11	333-153829	3/29/13

4.08**	Form of 2007 Equity Compensation Plan Restricted Stock Grant, 2009 Executive Compensation Plan Restricted Stock Grant and 2017 Equity Compensation Plan Restricted Stock Grant		S-8	4.03	333-171783	1/20/11

4.09**	Form of 2007 Equity Compensation Plan Restricted Stock Unit Agreement, 2009 Executive Compensation Plan Restricted Stock Unit Agreement and 2017 Equity Compensation Plan Restricted Stock Unit Agreement		10-K	4.22	333-153829	3/30/11

4.10**	Form of Executive Deferred Compensation Plan		8-K	99.01	333-153829	7/08/11

4.11	Form of Securities Purchase Agreement for August 2013 Offering		8-K	10.02	333-153829	8/20/13

4.12	Form of Warrant from August 2013 Offering		8-K	10.04	333-153829	8/20/13

4.13	Form of Series A, B and C Common Stock Purchase Warrant for May 2014 Registered Offering		S-1/A	4.34	333-194687	5/22/14

4.14	Form of Securities Purchase Agreement for May 2014 Registered Offering		S-1/A	10.12	333-194687	5/22/14

4.15	Form of Series D Common Stock Purchase Warrant for June 2014 Private Placement		10-Q	4.36	333-153829	8/8/14

4.16	Form of Securities Purchase Agreement for June 2014 Private Placement		10-Q	4.37	333-153829	8/8/14

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.17	Form of Consultant Common Stock Purchase Warrant issued February, August 2014, January 2015 and May 2015		10-Q	4.38	333-153829	8/8/14

4.18	Form of Securities Purchase Agreement for July 2015 Private Placement		8-K	10.01	000-55331	7/6/15

4.19	Form of Registration Rights Agreement for July 2015 Private Placement		8-K	10.02	000-55331	7/6/15

4.20	Form of Series D and E Common Stock Purchase Warrants for July 2015 Private Placement		8-K	10.03	000-55331	7/6/15

4.21	Form of Securities Purchase Agreement for December 2015 Private Placement		8-K	10.01	000-55331	12/23/15

4.22	Form of Registration Rights Agreement for December 2015 Private Placement		8-K	10.02	000-55331	12/23/15

4.23	Form of Series F and Series G Common Stock Purchase Warrants for December 2015 Private Placement		8-K	10.03	000-55331	12/23/15

4.24	Form of Series H and I Common Stock Purchase Warrants for December 2015 Private Placement		8-K	10.05	000-55331	12/23/15

4.25	Form of Amendment Agreement from December 2015 Private Placement		8-K	10.04	000-55331	12/23/15

4.26**	Inducement Stock Option Plan adopted 7/15/2016		8-K	4.01	000-55331	7/20/16

4.27**	Form of Inducement Award non-Qualified Stock Option Grant		8-K	4.01	000-55331	7/20/16

4.28	Form of Securities Purchase Agreement for December 2016 Private Placement		8-K	10.01	000-55331	12/12/16

4.29	Form of Registration Rights Agreement for December 2016 Private Placement		8-K	10.02	000-55331	12/12/16

4.30	Form of Series J, K and L Warrants for December 2016 Private Placement		8-K	10.03	000-55331	12/12/16

4.31	Form of Common Stock Purchase Warrant issued to 3rd party pursuant to Mr. Lowe’s Employment Agreement		S-1	4.41	333-215561	1/13/17

4.32	Form of Securities Purchase Agreement for March 2017 – April 2017 Private Placement		8-K	10.01	000-55331	3/20/16

4.33	Form of Series M, N and O warrants for March 2017 – April 2017 Private Placement		8-K	10.02	000-55331	3/20/16

4.34**	2017 Equity Compensation Plan adopted 11/1/17		8-K	4.01	000-55331	11/3/17

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.35	Form of Series D Preferred Stock Certificate		10-K	4.45	000-55331	4/26/19

4.36	Form of Series E Preferred Stock Certificate		10-K	4.36	000-55331	5/14/20

5.01	Opinion of Silvestre Law Group, P.C.	*

10.01	Exclusive Supply Agreement between GenSpera and Thapsibiza dated April 2012 that expires April 6, 2022		10-K	10.01	333-153829	3/29/13

10.02**	Form of Indemnification Agreement with Directors and Officers		8-K	10.01	000-55331	9/12/16

10.03**	Russell Richerson Employment Agreement		8-K	10.08	333-153829	9/09/09

10.04**	Amendment dated May 14, 2010 to the Employment Agreement of Russell Richerson		10-Q	10.08	333-153829	8/13/10

10.05**	Independent Director Agreement		8-K	10.01	333-153892	06/1/12

10.06	Engagement Letter with H.C. Wainwright for May 2014 Registered Offering		S-1/A	10.11	333-194687	5/22/14

10.07**	Christopher Lowe employment Agreement		8-K	10.01	000-55331	8/05/16

10.08**	Form of Proprietary Information, Inventions and Competition Agreement		8-K	10.01	000-55331	8/10/16

10.09**	Ronald Shazer Employment Agreement		8-K	10.01	000-55331	8/10/16

10.10**	Form of Separation Agreement with Russell Richerson dated February 28, 2017		8-K	10.01	000-55331	3/03/17

10.11	Form of Share Exchange Agreement between Inspyr Therapeutics and Lewis & Clark Pharmaceuticals		8-K	10.01	000-55331	8/03/17

10.12	Form of Share Escrow Agreement pursuant to Lewis & Clark Share Exchange Transaction		8-K	10.02	000-55331	8/03/17

10.13	Form of Exchange Agreement for September 2017 Private Placement		8-K	10.01	000-55331	9/12/17

10.14	Form of Senior Convertible Debenture due 9/12/18 issued pursuant to Exchange Agreement		8-K	10.02	000-55331	9/12/17

10.15	Form of Securities Purchase Agreement for September 2017 Private Placement		8-K	10.01	000-55331	9/12/17

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

10.16	Form of Senior Convertible Debenture due 9/12/17 issued pursuant to Securities Purchase Agreement		8-K	10.02	000-55331	9/12/17

10.17	Form of Registration Rights Agreement entered into 9/12/17		8-K	10.03	000-55331	9/12/17

10.18	Form of Securities Purchase Agreement for July 2018 Private Placement		8-K	10.01	000-55331	7/3/18

10.19	Form of Debenture for July 2018 Private Placement		8-K	10.02	000-55331	7/3/18

10.20	Form of Securities Purchase Agreement for January 2019 Preferred Stock Offering		10-K	10.23	000-55331	4/26/19

10.24	Form of Debenture for March 2020 Private Placement		8-K	10.01	000-55331	3/6/20

10.25	Form of Securities Purchase Agreement for May 2020 Preferred Stock Offering		10-K	10.25	000-55331	5/14/20

10.26	Termination of Licensing Agreement with Ridgeway Therapeutics, Inc. dated October 5, 2020		8-K	10.01	000-55331	10/8/20

10.27	Form of Debenture for October 2020 Private Placement		8-K	10.01	000-55331	10/29/20

10.28	Conversion Price Adjustment Agreement with Sabby Entities dated November 25, 2020		8-K	10.01	000-55331	11/27/20

10.29	Form of Convertible Debenture for January 2021 Private Placement		8-K	10.01	000-55331	1/12/21

14.01	Code of Ethics		10-K	14.01	000-55331	4/26/19

21.01	List of Subsidiaries of Registrant		10-K	21.01	000-55331	4/26/19

23.01	Consent of Independent Registered Certified Public Accountant	*

23.02	Consent of Silvestre Law Group, P.C. (contained in opinion filed as Exhibit 5.01 to this Registration Statement	*

Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

99.01	Audit Committee Charter		10-K	99.01	000-55331	4/26/19

99.02	Leadership Development and Compensation Committee Charter		10-K	99.02	000-55331	4/26/19

99.03	Nominating and Governance Committee Charter		10-K	99.03	000-55331	4/26/19

101.INS	XBRL Instance Document	*

101.SCH	XBRL Taxonomy Extension Schema	*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase	*

101.DEF	XBRL Taxonomy Extension Definition Linkbase	*

101.LAB	XBRL Taxonomy Extension Label Linkbase	*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase	*

*	Filed Herein
**	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.